Exhibit 99.61

EXECUTION VERSION

STOCK EXCHANGE AGREEMENT

BY AND AMONG

LIBERTY MEDIA CORPORATION,

LIBERTY USA HOLDINGS, LLC,

IAC/INTERACTIVECORP,

AND

CELEBRATE INTERACTIVE, INC.

As of December 1, 2010

i

ii

STOCK EXCHANGE AGREEMENT

This STOCK EXCHANGE AGREEMENT, dated as of December 1, 2010 (this “Agreement”), is entered into by and among LIBERTY MEDIA CORPORATION, a Delaware corporation (“Liberty”), LIBERTY USA HOLDINGS, LLC, a Delaware limited liability company (the “Stockholder”), IAC/INTERACTIVECORP, a Delaware corporation (“IAC”), and Celebrate Interactive, Inc., a Delaware corporation and a wholly-owned subsidiary of IAC (the “Company”).

W I T N E S S E T H:

WHEREAS, the Transferred Businesses are conducted by the Transferred Subsidiaries, each of which is a direct or indirect wholly-owned subsidiary of IAC;

WHEREAS, prior to the Closing, IAC will have caused the IAC Restructuring to occur, such that at the Closing, IAC will hold the Company Shares and the assets of the Company will consist solely of (i) all issued and outstanding equity interests of each Transferred Subsidiary (except with respect to Transferred Subsidiaries which will be indirectly wholly-owned by the Company) and (ii) the Initial Cash Amount;

WHEREAS, upon the terms set forth in this Agreement, (i) IAC desires to exchange the Company Shares for the Liberty IAC Shares and the Liberty True-Up IAC Shares, if any, and (ii) Liberty desires to cause the Stockholder to exchange the Liberty IAC Shares and the Liberty True-Up IAC Shares, if any, for the Company Shares;

WHEREAS, Liberty, IAC and Diller are parties to the Governance Agreement and Liberty and Diller are parties to the Stockholders Agreement;

WHEREAS, as of the date hereof and prior to the Liberty/Diller Exchange and the Liberty/IAC Stock Exchange, the Stockholder owns 12,799,999 shares of IAC Class B Common Stock and no shares of IAC Common Stock;

WHEREAS, immediately prior to the execution and delivery of this Agreement, the Liberty Parties are entering into the Liberty/Diller Agreement with Diller which provides for, among other things, immediately prior to the completion of the transactions contemplated by this Agreement, the delivery by the Stockholder to Diller of 4,289,499 shares of IAC Class B Common Stock in exchange for an equal number of shares of IAC Common Stock pursuant to the Liberty/Diller Exchange;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Liberty Parties and IAC are entering into a letter agreement (the “Termination Letter”) with Diller pursuant to which the parties thereto are agreeing that upon completion of the transactions contemplated hereby, the Governance Agreement will terminate as to Liberty (including as to its Stockholder Group, as defined in the Governance Agreement).

WHEREAS, IAC expects the IAC Restructuring and the Liberty/IAC Stock Exchange to cause the value of the common stock of IAC to exceed the pre-Liberty/IAC Stock Exchange value of the common stock of IAC;

WHEREAS, IAC and Liberty intend that the IAC Restructuring and the Liberty/IAC Stock Exchange enhance the success of the Transferred Businesses on the one hand, and the businesses retained by IAC, on the other hand;

WHEREAS, concurrently with the execution of this Agreement, IAC and Liberty are entering into the Tax Matters Agreement;

WHEREAS, for federal income tax purposes, it is intended that (a) each of (i) the Evite Contribution and the Evite Spin-Off, taken together, and (ii) the Company Contribution and the Liberty/IAC Stock Exchange, taken together, qualify as a “reorganization” within the meaning of Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), (b) the Liberty/IAC Stock Exchange qualify as a tax-free exchange under Section 355(a) of the Code, and (c) this Agreement, is intended to be and is hereby adopted as a “plan of reorganization” for purposes of Sections 361 and 368 of the Code;

WHEREAS, the parties to this Agreement intend the Evite Contribution, the Evite Spin-Off, the Company Contribution and the Liberty/IAC Stock Exchange to be Tax-Free; and

WHEREAS, the Board of Directors of IAC, based upon the recommendation of the IAC Special Committee, has determined that it is in the best interests of IAC and its stockholders to enter into this Agreement and the Ancillary Agreements.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS AND OTHER MATTERS

Section 1.01.             Certain Definitions.  As used in this Agreement and the Disclosure Schedules hereto, the following terms have the respective meanings set forth below.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of this definition, the term “control” (including its correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  For the purposes of the foregoing, (i) the Transferred Entities will be treated as Affiliates of IAC until the Closing and as Affiliates of Liberty after the Closing, (ii) neither IAC nor Expedia, Inc., nor any of their respective Subsidiaries, will be treated as an Affiliate of Liberty, (iii) neither Liberty nor any of its Subsidiaries will be treated as an Affiliate of IAC or Expedia, Inc., or any of their respective Subsidiaries and (iv) neither Expedia, Inc. nor any of its Subsidiaries will be treated as an Affiliate of IAC.

“Ancillary Agreements” means the Company Transition Services Agreement, the Termination Letter, the Tax Matters Agreement and the Technology License Agreement, in each case as amended, modified or supplemented to the date of determination.

 “Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized by Law or executive order to be closed.

 “Company Balance Sheet Date” means December 31, 2009.

“Company Contribution” means the contribution by IAC to the Company of (i) 100% of the stock of Gifts, (ii) 100% of the stock of Evite, and (iii) the Final Cash Amount.

“Company Material Adverse Effect” means any event, circumstance, change or effect that is materially adverse to the business, condition (financial or otherwise), operations, assets or results of operations of the Transferred Entities, taken as a whole, except any such event, circumstance, change or effect resulting from or arising in connection with (i) changes or conditions affecting the industries in which the Transferred Entities operate generally or affecting the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, or (ii) changes in economic, regulatory or political conditions generally, in each case, other than those that affect the Transferred Entities in a materially disproportionate manner relative to other for profit participants in the industries and the geographic markets in which the Transferred Entities conduct the Transferred Businesses.  The foregoing notwithstanding, no event, circumstance, change or effect arising or resulting from the fact in and of itself (and not the underlying causes thereof unless otherwise excluded by clauses (i) or (ii) above) that any Transferred Entity failed to meet any projections, forecasts, or predictions or estimates of revenue, earnings, cash flow or cash position for any period shall constitute or be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Shares” means all of the issued and outstanding common stock of the Company.

“Company Transition Services Agreement” means the transition services agreement to be entered into between the Company and IAC at the Closing.

“Confidential Information” means all information that qualifies as Evaluation Material under the Confidentiality Agreement.

“Confidentiality Agreement” means the Non-Disclosure Agreement, dated September 23, 2010, between Liberty and IAC.

“Contract” means any mortgage, indenture, lease, license, contract, agreement, instrument, bond or note.

“Damages” means any and all damages, losses, Liabilities, Taxes solely arising out of or based upon representations or warranties contained in Section 4.13 hereof not being true and correct when made and not otherwise addressed by the Tax Matters Agreement, claims, deficiencies, fines, payments, costs and expenses (including reasonable out of pocket legal and accounting fees), penalties, assessments, settlements and judgments, whether incurred in connection with any Legal Proceeding or otherwise, whenever or however arising and whether or not resulting from third party claims (including all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; and costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and expenses, incurred in investigating, preparing for or defending against any such Legal Proceedings or in asserting, preserving or enforcing an Indemnified Party’s rights hereunder); provided, however, that Damages shall expressly exclude consequential, remote, indirect, speculative, lost profits, exemplary, special, and punitive damages except any of the foregoing awarded in a Legal Proceeding (or settlement thereof) to any third party against an Indemnified Party.

“Debt” means, with respect to any Person at any time, without duplication, (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except (x) trade accounts payable that arise in the ordinary course of business consistent with past practice and (y) obligations relating to employee benefits or any other compensatory arrangements in favor of any employee; (iv) all obligations of such Person as lessee under capital leases other than capital leases relating to equipment entered into in the ordinary course of business consistent with past practice; (v) all obligations of such Person, which such Person is required to, or may, at the option of any other Person, become obligated to, redeem, repurchase or retire; (vi) all Debt of others secured by a Lien on any asset of such Person; and (vii) all Debt of others guaranteed by such Person.

“Diller” means Barry Diller.

“Disclosure Schedule” means the IAC Disclosure Schedule or the Liberty Disclosure Schedule, as the context requires.

“Elicia” means Elicia Acquisition Corp., a Delaware corporation that is a direct wholly-owned subsidiary of IAC.

“Employee Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), each employment, severance, change of control or similar Contract, plan, arrangement or policy and each other plan, policy, arrangement or practice (written or oral) providing for compensation, bonuses, commissions, stock option or other stock related rights or other forms of incentive or deferred compensation, severance, vacation, workers’ compensation, health, life, disability, AD&D, sick leave or medical benefits, insurance (including any self-insured arrangements), or post-employment welfare, retirement or pension benefits, which (i) is maintained or sponsored by any Transferred Entity, (ii) covers any current or former employee, director or consultant, of any Transferred Entity or (iii) with respect to which any Transferred Entity has any current liability or may have any potential liability prior to or following the consummation of the Transactions.

“Environmental Laws” means any applicable United States federal, state or local Laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution, protection of the environment or natural resources or, as it relates to exposure to Hazardous Substances, human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Estimated Working Capital Amount” means the sum of (A) the Evite Estimated Working Capital Amount (expressed as a negative number if a negative amount and a positive number if a positive amount), (B) the Gifts Estimated Working Capital Amount (expressed as a negative number if a negative amount and a positive number if a positive amount) and (C) the IACa Estimated Working Capital Amount (expressed as a negative number if a negative amount and a positive number if a positive amount).

“Evite” means Evite LLC, a Delaware limited liability company (or the successor corporation thereto following the Evite Contribution).

“Evite Business” means the businesses of Evite and each of its Subsidiaries (including IAC Advertising), including the online invitation and social event planning services currently provided thereby.

“Evite Contribution” means the deemed or actual contribution of the assets and liabilities of Evite LLC occurring as a result of making an entity classification election to treat Evite LLC as a corporation for federal income tax purposes, a conversion of Evite LLC into a Delaware corporation, or the contribution of all membership interests of Evite LLC to a newly-formed direct wholly-owned corporate subsidiary of Elicia.

“Evite Estimated Working Capital Amount” means the Evite Working Capital Amount as reflected on the Evite Estimated Balance Sheet .

“Evite Spin-Off” means the distribution to IAC by Elicia of 100% of the stock of Evite.

“Evite Working Capital Amount” means an amount equal to (A) the current assets (calculated after giving effect to the payment of any checks or similar instruments issued but not cashed as of the date hereof by Evite and its Subsidiaries) less (B) the current liabilities (calculated after giving effect to the settlement of all intercompany accounts and arrangements contemplated by Section 6.05 and any distributions of cash to IAC or any of its Affiliates (other than Evite and its Subsidiaries)) of Evite as of the Closing Date; provided, however, that for purposes of calculating the Evite Working Capital Amount, current assets shall exclude any assets with respect to, and current liabilities shall exclude any liabilities with respect to, Taxes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Cash Amount” means the Initial Cash Amount less the adjustment payment, if any, required to be made by the Company pursuant to Section 3.02(g)(iii).

“GAAP” means United States generally accepted accounting principles.

“Gifts” means Giftco, Inc., a Delaware corporation.

“Gifts Business” means the businesses of Gifts, including the gift recommendation business offering consumer gift ideas and interactive, personalized shopping services currently provided thereby.

“Gifts Estimated Working Capital Amount” means the Gifts Working Capital Amount as reflected on the Gifts Estimated Balance Sheet.

“Gifts Working Capital Amount” means an amount equal to (A) the current assets (calculated after giving effect to the payment of any checks or similar instruments issued but not cashed as of the date hereof by Gifts and its Subsidiaries) less (B) the current liabilities (calculated after giving effect to the settlement of all intercompany accounts and arrangements contemplated by Section 6.05 and any distributions of cash to IAC or any of its Affiliates (other than Gifts and its Subsidiaries)) of Gifts as of the Closing Date; provided, however, that for purposes of calculating the Gifts Working Capital Amount, (i) current assets shall exclude any assets with respect to, and current liabilities shall exclude any liabilities with respect to, Taxes and (ii) current assets shall exclude any assets with respect to the prepayment of the SEM fees for 2011.

“Governance Agreement” means that certain Amended and Restated Governance Agreement, dated as of August 9, 2005, by and among IAC, Liberty and Diller, as amended by that certain Spinco Agreement, dated as of May 13, 2008, by and among IAC, Diller and Liberty.

“Hazardous Substances” means (i) those substances defined as “hazardous” in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Clean Air Act and the Occupational Safety and Health Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any other contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IAC Advertising” means IAC Advertising, LLC, a Delaware limited liability company.

“IAC Basket Amount” means $2.25 million.

“IAC Basket Breach” means the failure of any representation or warranty contained in this Agreement and made by IAC (other than those representations or warranties contained in Sections 4.01, 4.02(c), 4.04, 4.05, 4.06, 4.07, 4.13(d), 4.13(e), 4.13(h), 4.13(i), 4.13(k) and 4.20 of this Agreement) to be true and correct when made or deemed made.

“IAC Basket Exception Breach” means the failure of any representation or warranty contained in Sections 4.01, 4.04, 4.05, 4.06, 4.07, 4.13(d), 4.13(e), 4.13(h), 4.13(i), 4.13(k) and 4.20 of this Agreement to be true and correct when made or deemed made.

“IAC Capped Breach” means the failure of the representation or warranty contained in Section 4.02(c) of this Agreement to be true and correct when made.

“IAC Certificate” has the meaning given to such term in the Tax Matters Agreement.

“IAC Class B Common Stock” means the Class B common stock, par value $0.001 per share, of IAC.

“IAC Closing Market Price” means the last reported sale price on The NASDAQ Stock Market for IAC Common Stock on the Closing Date.

“IAC Common Stock” means the common stock, par value $0.001 per share, of IAC.

“IAC Disclosure Schedule” means the disclosure schedule that IAC has delivered to Liberty on the date hereof.

“IAC Indemnitees” means, collectively, IAC, its Affiliates and its and their respective stockholders (other than Liberty and any of its Affiliates), members, partners, officers, directors and employees.

“IAC Parties” means, collectively, IAC and the Company.

“IAC Restructuring” means the series of transactions, including the Evite Contribution, the Evite Spin-Off and the Company Contribution, to be effected prior to the Closing set forth on Section 1.01(a) of the IAC Disclosure Schedule as a result of which (i) IAC will be the sole stockholder of the Company, (ii) the Company will be the sole record and beneficial owner of all of the outstanding equity securities of each of the Transferred Subsidiaries (except with respect to any Transferred Subsidiaries that will be indirect wholly-owned subsidiaries of the Company), and (iii) the Company will hold the Final Cash Amount.

“IAC Special Committee” means the Special Committee of independent directors of the IAC Board of Directors formed in connection with the proposed Transaction.

“IAC Stock” means the IAC Common Stock and the IAC Class B Common Stock.

“IACa Estimated Working Capital Amount” means the IACa Working Capital Amount as reflected on the IACa Estimated Balance Sheet.

“IACa Working Capital Amount” means an amount equal to (A) the current assets (calculated after giving effect to the payment of any checks or similar instruments issued but not cashed as of the date hereof by IAC Advertising and its Subsidiaries) less (B) the current liabilities (calculated after giving effect to the settlement of all intercompany accounts and arrangements contemplated by Section 6.05 and any distributions of cash to IAC or any of its Affiliates (other than IAC Advertising and its Subsidiaries)) of IAC Advertising as of the Closing Date; provided, however, that for purposes of calculating the IACa Working Capital Amount, current assets shall exclude any assets with respect to, and current liabilities shall exclude any liabilities with respect to, Taxes.

“Initial Cash Amount” means $217,920,867.

“Intellectual Property” means all of the following:  (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), including all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works and original works of authorship, together with all translations, adaptations, derivations and combinations thereof, and all copyrights, moral rights and rights equivalent thereto, including the rights of attribution, assignation and integrity, and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals, records, files, databases, customer lists, mailing lists, advertising lists and supplier lists), (e) all computer software (including source code, executable code, data, databases and related documentation), (f) all advertising and promotional materials and (g) all rights of publicity and endorsement.

“IRS” means the Internal Revenue Service.

“knowledge” means, (i) with respect to any IAC Party or any Transferred Entity (x) as to matters pertaining to any Transferred Entity or the Transferred Businesses, the actual knowledge, after reasonable inquiry, of executive officers of IAC and each of the Persons set forth on Section 1.01(b) of the IAC Disclosure Schedule or (y) as to matters pertaining to any IAC Party, the actual knowledge, after reasonable inquiry, of executive officers of IAC, and (ii) with respect to the Liberty Parties, the actual knowledge, after reasonable inquiry, of any executive officer of Liberty and each of the Persons set forth on Section 1.01(b) of the Liberty Disclosure Schedule.  “Know,” “knows” and correlative terms will be read to have similar meanings.

“Law” means all United States federal, state or local, foreign or supranational laws, constitutions, statutes, codes, rules, regulations, registrations, permits, licenses, ordinances, orders, judgments, writs, stipulations, awards, injunctions, arbitration awards or findings, decrees or edicts by a Governmental Authority having the force of law.

“Legal Proceeding” means any private or governmental action, suit, complaint, arbitration, legal or administrative proceeding or investigation, other than any action, suit or proceeding with respect to Taxes.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Liberty Basket Amount” means $2.25 million.

“Liberty Basket Breach” means the failure of any representation or warranty contained in this Agreement and made by Liberty (other than those representations or warranties contained in Sections 5.01, 5.05, 5.06 and 5.07 of this Agreement) to be true and correct when made or deemed made.

“Liberty Basket Exception Breach” means the failure of any representation or warranty contained in Sections 5.01, 5.05, 5.06 and 5.07 of this Agreement to be true and correct when made or deemed made.

“Liberty Certificate” has the meaning given to such term in the Tax Matters Agreement.

“Liberty/Diller Agreement” means the agreement, dated as of the date hereof, by and among the Liberty Parties and Diller pursuant to which the Stockholder has agreed, among other things, to exchange some of the shares of IAC Class B Common Stock held by it for shares of IAC Common Stock owned by Diller.

“Liberty/Diller Exchange” means the exchange by the Stockholder of some or all of the shares of IAC Class B Common Stock owned by it for shares of IAC Common Stock owned by Diller, as more fully set forth in the Liberty/Diller Agreement.

“Liberty/Diller Exchange Shares” means the shares of IAC Common Stock received by the Stockholder from Diller pursuant to the Liberty/Diller Exchange.

“Liberty Disclosure Schedule” means the disclosure schedule that Liberty has delivered to IAC on the date hereof.

“Liberty IAC Holdback Shares” means 120,000 shares of IAC Stock, with such shares consisting solely of IAC Common Stock once the Liberty/Diller Exchange has occurred.

“Liberty Indemnitees” means, collectively, the Liberty Parties, their respective Affiliates, and their respective stockholders, members, partners, officers, directors and employees.

“Liberty Parties” means Liberty and the Stockholder.

“Lien” means any lien, mortgage, pledge, security interest, encumbrance or other similar security arrangement which grants to any Person any security interest, including any restriction on the transfer of any asset, any right of first offer, right of first refusal, right of first negotiation or any similar right in favor of any Person, any restriction on the receipt of any income derived from any asset and any limitation or restriction on the right to own, vote, sell or otherwise dispose of any security, but excluding any such restrictions, limitations and other encumbrances for Taxes not yet due and payable; provided, however, that any restrictions, limitations or other encumbrances agreed to in writing between IAC (or any of its Affiliates) and Liberty (or any of its Affiliates) will not constitute a Lien with respect to the Liberty IAC Shares or the Liberty True-Up IAC Shares.

“Maximum Amount” means $20 million (provided that it is the understanding of the parties that such $20 million amount shall not have deducted therefrom the amount of the IAC Basket Amount or the Liberty Basket Amount, as the case may be).

“Permitted Lien” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP, in the Financial Statements; (ii) the claims of mechanics, materialmen or like Persons and other liens imposed by applicable Law that arise in the ordinary course of business consistent with past practice or that are being contested in good faith and by appropriate proceedings; (iii) pledges or deposits made in the ordinary course of business consistent with past practice to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) pledges and deposits made in the ordinary course of business consistent with past practice to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature so long as the party whose performance is being secured is not in breach of its commitments or obligations under such bids, contracts, bonds or other obligations; (v) rights granted to any licensee of any Intellectual Property in the ordinary course of business consistent with past practice; (vi) Liens securing Debt not yet in default for the lease payments on property leased in the ordinary course of business; (vii) Liens created by actions of Liberty or its Affiliates; (viii) with respect to securities, including capital stock, Liens imposed by the 1933 Act or the Exchange Act; (ix) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions; (x) Liens arising from the rights and obligations under this Agreement or any Ancillary Agreement; or (xi) any other Liens that would not, individually or in the aggregate, adversely affect or impair in any material respect the Transferred Entities or any of their properties or assets.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Stockholders Agreement” means the Amended and Restated Stockholders Agreement between Liberty and Diller, dated as of August 9, 2005.

“Subsidiary” when used with respect to any Person, means (i) (A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such

Person, whether or not such power is subject to a voting agreement or similar Lien, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar Lien, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.  For purposes of the foregoing:  (i) the Transferred Entities will be treated as Subsidiaries of IAC until the Closing and as Subsidiaries of Liberty after the Closing and (ii) neither IAC nor Expedia, Inc., nor any of their respective Subsidiaries, will be treated as Subsidiaries of Liberty or any Subsidiary of Liberty.

“Tax” means any United States federal, state, local or foreign taxes, including any income, gross receipts, payroll, employment, excise, severance, stamp, business, premium, windfall profits, environmental (including taxes under Section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, sales, use, service, transfer, registration, value added tax or similar tax, any alternative or add-on minimum tax, and any estimated tax, whether computed on a separate, consolidated, unitary, combined or any other basis, in each case including any interest, penalty or addition thereto.

“Tax-Free” has the meaning given to such term in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement by and between IAC and Liberty dated the date hereof.

“Tax Return” means any return, report, declaration, claim for refund, information return or statement required to be filed with any Taxing Authority, including any related schedules, attachments or other supporting information and any amendment thereto.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of Taxes.

“Technology License Agreement” means the Technology License Agreement by and between Pronto, Inc. and Gifts dated November 30, 2010.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the IAC Restructuring and the Liberty/IAC Stock Exchange.

“Transferred Businesses” means the Evite Business and the Gifts Business , the results of operations of which are reflected in the Financial Statements.

“Transferred Entities” means, collectively, the Company and the Transferred Subsidiaries.

“Transferred Entity Plan” means any Employee Plan (i) sponsored and maintained exclusively by a Transferred Entity or (ii) that provides compensation or benefits solely for one or more Transferred Employees; provided, however, that Transferred Entity Plans shall not include any equity award agreement between IAC or any of its Subsidiaries, on the one hand, and any Transferred Employee, on the other hand.

“Transferred Subsidiaries” means the entities set forth under the caption “Transferred Subsidiaries” in Section 4.01(b)(i) of the IAC Disclosure Schedule.

“Treasury Regulations” means the regulations promulgated under the Code.

Section 1.02.              Terms Defined in Other Sections.  The following terms are defined elsewhere in this Agreement in the following Sections:

Affiliate Transactions	Section 4.16(e)
Agreement	Preamble
Broker	Section 4.20
Broker Fees	Section 4.20
Claim	Section 7.03(a)
Claim Notice	Section 7.03(a)
Closing	Section 2.02
Closing Date	Section 2.02
Closing Date Balance Sheets	Section 3.02(c)
Closing Date Working Capital Statements	Section 3.02(c)
Code	Recitals
Company	Preamble
Company Information	Section 6.09
Company Intellectual Property	Section 4.15(c)
Company Material Contracts	Section 4.16(a)
Company Material Insurance Policy	Section 4.19(a)
Company Occupancy Agreements	Section 4.17(b)(ii)
Company Real Property	Section 4.17(b)(i)
Conclusive Closing Working Capital Settlement Date	Section 3.02(f)
Consents	Section 4.02(a)
Controlled Group Liability	Section 4.13(d)
Diller Breach	Section 7.02(e)
Disputed Items	Section 3.02(d)
Environmental Permits	Section 4.18
Estimated Balance Sheets	Section 3.02(a)
Estimated Working Capital Statements	Section 3.02(a)
Evite Closing Date Balance Sheet	Section 3.02(c)
Evite Closing Date Working Capital Amount	Section 3.02(c)
Evite Closing Date Working Capital Statement	Section 3.02(c)
Evite Conclusive Closing Working Capital Statement	Section 3.02(e)

Evite Estimated Balance Sheet	Section 3.02(a)
Evite Estimated Working Capital Statement	Section 3.02(a)
Evite Final Working Capital Amount	Section 3.02(e)
Evite Financial Statements	Section 4.08(a)
Evite Interim Balance Sheet	Section 4.08(a)
Evite Interim Balance Sheet Date	Section 4.08(a)
Filings	Section 4.02(a)
Final Working Capital Amount	Section 3.02(f)(i)
Financial Statements	Section 4.08(e)
FSA Transition Date	Section 6.04(f)
Gifts Closing Date Balance Sheet	Section 3.02(c)
Gifts Closing Date Working Capital Amount	Section 3.02(c)
Gifts Closing Date Working Capital Statement	Section 3.02(c)
Gifts Conclusive Closing Working Capital Statement	Section 3.02(e)
Gifts Estimated Balance Sheet	Section 3.02(a)
Gifts Estimated Working Capital Statement	Section 3.02(a)
Gifts Final Working Capital Amount	Section 3.02(e)
Gifts Financial Statements	Section 4.08(c)
Gifts Interim Balance Sheet	Section 4.08(c)
Gifts Interim Balance Sheet Date	Section 4.08(c)
Governmental Authorities	Section 4.02(a)
Governmental Authority	Section 4.02(a)
IAC	Preamble
IAC Affiliated Persons	Section 4.16(e)
IAC Closing Documents	Section 4.01(a)
IAC Group	Section 4.21(f)
IAC Options	Section 6.04(h)(ii)
IAC Plans	Section 6.04(a)
IAC RSUs	Section 6.04(h)(i)
IAC Savings Plan	Section 4.13 (f)
IACa Closing Date Balance Sheet	Section 3.02(c)
IACa Closing Date Working Capital Amount	Section 3.02(c)
IACa Closing Date Working Capital Statement	Section 3.02(c)
IACa Conclusive Closing Working Capital Statement	Section 3.02(e)
IACa Estimated Balance Sheet	Section 3.02(a)
IACa Estimated Working Capital Statement	Section 3.02(a)
IACa Final Working Capital Amount	Section 3.02(e)
IACa Financial Statements	Section 4.08(e)
IACa Interim Balance Sheet	Section 4.08(e)
IACa Interim Balance Sheet Date	Section 4.08(e)
IAC’s FSA	Section 6.04(f)
Indemnified Party	Section 7.03(a)
Indemnifying Party	Section 7.03(a)
Interim Balance Sheet Date	Section 4.08(a)
Interim Balance Sheets	Section 4.08(e)
Liberty	Preamble

Liberty Closing Documents	Section 5.01
Liberty IAC Shares	Section 2.01(b)
Liberty/IAC Stock Exchange	Section 2.01(b)
Liberty Information	Section 6.09
Liberty Interactive Common Stock	Section 6.04(h)(i)
Liberty Interactive Option	Section 6.04(h)(ii)
Liberty Interactive Restricted Share	Section 6.04(h)(i)
Liberty Savings Plan	Section 6.04(i) (i)
Liberty True-Up IAC Shares	Section 3.02(g)(i)
Liberty’s FSA	Section 6.04(f)
Multiemployer Plan	Section 4.13(e)
Neutral Arbitrator	Section 3.02(e)
Potential Contributor	Section 7.05(f)
Resolution Period	Section 3.02(d)
Specified Company Licensed Intellectual Property	Section 4.15(a)(ii)
Specified Company Owned Intellectual Property	Section 4.15(a)(i)
Termination Letter	Recitals
Transferred Employees	Section 6.04(c)
Transferred Savings Plan Participants	Section 6.04(i)(i)
Transferred Subsidiary Securities	Section 4.07(a)
True-Up Date	Section 3.02(g)
Working Capital Adjustment	Section 3.02(f)(ii)
Working Capital Share Adjustment Number	Section 3.02(f)(iii)
Working Capital Share True-Up Number	Section 3.02(f)(iv)

ARTICLE II
EXCHANGE OF STOCK; CLOSING; CONSIDERATION ADJUSTMENT

Section 2.01.                Exchange of Stock.  Upon the terms of this Agreement:

(a)           IAC will at the Closing assign, transfer, convey and deliver to the Stockholder all of the Company Shares (which Company Shares will collectively constitute all of the issued and outstanding equity interests of the Company), and the Stockholder will accept and acquire from IAC such Company Shares (free and clear of all Liens, other than Liens arising under this Agreement or any Ancillary Agreement, arising under securities Laws of general applicability or created by Liberty or any of its Affiliates) in exchange for the Liberty IAC Shares and the Liberty True-Up IAC Shares, if any, pursuant to Section 3.02(g); and

(b)           the Stockholder will assign, transfer, convey and deliver to IAC 12,679,999 shares of IAC Stock (the “Liberty IAC Shares”) at the Closing and the Liberty True-Up IAC Shares, if any, as determined pursuant to Section 3.02(g) on the True-Up Date, and IAC will accept and acquire from the Stockholder such shares (free and clear of all Liens, other than Liens arising under this Agreement or any Ancillary Agreement, arising under securities Laws of general applicability or created by IAC or any of its Affiliates or, with respect to Liberty/Diller Exchange Shares, any Liens created by Diller or his Affiliates) in exchange for the Company Shares (clauses (a) and (b) of this Section 2.01 are herein referred to collectively as the “Liberty/IAC Stock Exchange”).

Section 2.02.              Closing.  The closing (the “Closing”) of the Liberty/IAC Stock Exchange and the other Transactions contemplated hereby (other than the delivery of the Liberty True-Up IAC Shares, if any, which will take place in accordance with the provisions of Section 3.02(g)) to occur concurrently therewith shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 W. 52nd St., New York, New York on the date hereof and be effective as of the date hereof, occurring simultaneously with the execution and delivery of this Agreement and the Ancillary Agreements; provided, however, that the closing of the Liberty/IAC Stock Exchange will not take place until immediately subsequent to the occurrence of the closing of the Liberty/Diller Exchange.  The date hereof is referred to as the “Closing Date.”

Section 2.03.              IAC’s Deliveries at the Closing.  At the Closing, IAC will deliver or cause to be delivered to Liberty the following:

(a)           one or more certificates representing the Company Shares, together with appropriate instruments of transfer;

(b)           one or more certificates representing all of the Transferred Subsidiary Securities evidencing the Company’s ownership thereof;

(c)           a written acknowledgment of IAC’s receipt of one or more stock certificates representing the Liberty IAC Shares and any accompanying instruments of transfer;

(d)           the stock books, stock ledgers and minute books of each Transferred Entity;

(e)           letters of resignation, effective as of the Closing Date, from each of the directors and officers of the Transferred Entities, other than with respect to officers that are Transferred Employees;

(f)            all books and records of or relating primarily to any Transferred Entity in the possession or control of IAC or any Subsidiary of IAC, except as otherwise required by applicable Law;

(g)           each Ancillary Agreement to which IAC or any of its Subsidiaries, including any Transferred Entity, is required pursuant hereto to be a party, duly executed by such Person;

(h)           a certificate of non-foreign status, substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B), duly executed by IAC;

(i)            the IAC Certificate;

(j)            evidence attesting to the possession by the Company of the Initial Cash Amount; and

(k)           a certificate of an authorized officer of IAC certifying to Liberty that the IAC Restructuring (other than the adjustment payment, if any, pursuant to Section 3.02(g)(iii) hereof) has been completed.

Section 2.04.              Liberty’s Deliveries at the Closing.  At the Closing, Liberty will deliver or cause to be delivered to IAC the following:

(a)           one or more stock certificates representing the Liberty IAC Shares, accompanied by duly executed and effective instruments of transfer;

(b)           a written acknowledgment of Liberty’s receipt of certificates representing the Company Shares and the Transferred Subsidiary Securities, and any accompanying instruments of transfer;

(c)           each Ancillary Agreement to which Liberty or any of its Subsidiaries is required pursuant hereto to be a party, duly executed by such Person;

(d)           a certificate of non-foreign status, substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B), duly executed by the Stockholder (or, if the Stockholder is a disregarded entity for United States federal income tax purposes, by the Person that is treated as the owner of the Stockholder for United States federal income tax purposes); and

(e)           the Liberty Certificate.

Each document of transfer or assumption referred to in this Article II (or in any related definition set forth in Article I) that is not attached as an Exhibit to this Agreement or is not otherwise an Ancillary Agreement shall be in customary form and shall be reasonably satisfactory in form and substance to the parties hereto, but shall contain no representations, warranties, covenants and agreements other than those specifically contemplated by this Agreement.

Section 2.05.              Performance.

(a)           Liberty undertakes to IAC that to the extent that any Subsidiary of Liberty fails to comply with any of its obligations under this Agreement and the Ancillary Agreements, when performance of such obligation has become due, Liberty shall either (i) procure that such Subsidiary shall perform such obligation; or (ii) if such Subsidiary fails to so perform and IAC so elects, itself perform any such unperformed obligation.

(b)           IAC undertakes to Liberty that to the extent that any Subsidiary of IAC fails to comply with any of its obligations under this Agreement and the Ancillary Agreements, when performance of such obligation has become due, IAC shall either (i) procure that such Subsidiary shall perform such obligation; or (ii) if such Subsidiary fails to so perform and Liberty so elects, itself perform any such unperformed obligation.

Section 2.06.              Adjustment to Number and Type of Securities.  If, after the date of this Agreement, there is a subdivision, share split, consolidation, share dividend, combination, reclassification or similar event with respect to the shares of IAC Common Stock or IAC Class B Common Stock, then, in any such event, the numbers and types of Liberty True-Up IAC Shares to be transferred to IAC pursuant to Section 3.02(g) hereof shall be appropriately adjusted as necessary so as to preserve the economic effect of the Liberty/IAC Stock Exchange as contemplated herein.

ARTICLE III
IAC RESTRUCTURING AND REORGANIZATION

Section 3.01.              IAC Restructuring and Related Matters.  Prior to the Closing, IAC shall have completed the IAC Restructuring (other than the adjustment payment, if any, pursuant to Section 3.02(g)(iii) hereof).

Section 3.02.              Working Capital Adjustment.

(a)           Prior to the date hereof, IAC delivered to Liberty (i) along with an estimated unaudited balance sheet of Evite as of the Closing Date (the “Evite Estimated Balance Sheet”), a statement (the “Evite Estimated Working Capital Statement”) setting forth IAC’s good faith estimate of the Evite Estimated Working Capital Amount and setting forth in reasonable detail the components and calculation thereof as of the Closing Date, (ii) along with an estimated unaudited balance sheet of Gifts as of the Closing Date (the “Gifts Estimated Balance Sheet”), a statement (the “Gifts Estimated Working Capital Statement”) setting forth IAC’s good faith estimate of the Gifts Estimated Working Capital Amount and setting forth in reasonable detail the components and calculation thereof as of the Closing Date, and (iii) along with an estimated unaudited balance sheet of IAC Advertising as of the Closing Date (the “IACa Estimated Balance Sheet” and, collectively with the Evite Estimated Balance Sheet and the Gifts Estimated Balance Sheet, the “Estimated Balance Sheets”), a statement (the “IACa Estimated Working Capital Statement” and, collectively with the Evite Estimated Working Capital Statement and the Gifts Estimated Working Capital Statement, the “Estimated Working Capital Statements”) setting forth IAC’s good faith estimate of the IACa Estimated Working Capital Amount and setting forth in reasonable detail the components and calculation thereof as of the Closing Date.

(b)           Each of the Estimated Balance Sheets (and the Closing Date Balance Sheets as set forth below in Section 3.02(c) hereof):

(i)            shall be prepared in accordance with GAAP applied on a basis consistent with the Evite Interim Balance Sheet (in the case of the Evite Estimated Balance Sheet and the Evite Closing Date Balance Sheet), the Gifts Interim Balance Sheet (in the case of the Gifts Estimated Balance Sheet and the Gifts Closing Date Balance Sheet), and the IACa Interim Balance Sheet (in the case of the IACa Estimated Balance Sheet and the IACa Closing Date Balance Sheet); provided, however, that the Estimated Balance Sheets shall not be deemed to have not been prepared in accordance with GAAP by virtue of the (A) absence of footnotes, (B) absence of comparative period financial information or (C) failure to comply with the presentation format prescribed by GAAP;

(ii)           shall assume that (or in the case of the Closing Date Balance Sheets, give effect to, as having been completed at or prior to the Closing) the Evite Contribution, the Evite Spin-Off, and the transactions contemplated by Section 6.05 have been completed; and

(iii)                               shall not reflect the Initial Cash Amount to be contributed to the Company or any cash amounts to be distributed to IAC or any of its Affiliates (other than the Transferred Subsidiaries) by any of the Transferred Subsidiaries prior to the Closing.

(c)                                  Within 20 Business Days after the Closing Date, Liberty will cause to be prepared and delivered to IAC the unaudited balance sheet of Evite as of the Closing Date (the “Evite Closing Date Balance Sheet”), the unaudited balance sheet of Gifts as of the Closing Date (the “Gifts Closing Date Balance Sheet”) and the unaudited balance sheet of IAC Advertising as of the Closing Date (the “IACa Closing Date Balance Sheet” and, together with the Evite Closing Date Balance Sheet and the Gifts Closing Date Balance Sheet, the “Closing Date Balance Sheets”).  The Closing Date Balance Sheets will be prepared in accordance with Section 3.02(b).  Liberty will also cause to be prepared and delivered to IAC within 20 Business Days after the Closing Date (i) a statement (the “Evite Closing Date Working Capital Statement”) setting forth the Evite Working Capital Amount, and the components and calculation thereof, as of the Closing Date (the “Evite Closing Date Working Capital Amount”), based solely on the Evite Closing Date Balance Sheet, (ii) a statement (the “Gifts Closing Date Working Capital Statement”) setting forth the Gifts Working Capital Amount, and the components and calculation thereof, as of the Closing Date (the “Gifts Closing Date Working Capital Amount”), based solely on the Gifts Closing Date Balance Sheet, and (iii) a statement (the “IACa Closing Date Working Capital Statement,” and together with the Evite Closing Date Working Capital Statement and the Gifts Closing Date Working Capital Statement, the “Closing Date Working Capital Statements”) setting forth the IACa Working Capital Amount, and the components and calculation thereof, as of the Closing Date (the “IACa Closing Date Working Capital Amount”), based solely on the IACa Closing Date Balance Sheet.  The Closing Date Working Capital Statements will assume that the Evite Contribution, the Evite Spin-Off, and the transactions contemplated by Section 6.05 have been completed and will not reflect the contribution of the Initial Cash Amount or any cash amounts to be distributed to IAC or any of its Affiliates (other than the Transferred Subsidiaries) by any of the Transferred Subsidiaries prior to the Closing.

(d)                                 After receipt of the Closing Date Working Capital Statements, IAC will have 30 calendar days to review the Closing Date Working Capital Statements.  Liberty (and, to the extent applicable, its Affiliates, with the Transferred Entities to be automatically deemed so applicable) will cooperate with and provide IAC and its representatives and accountants reasonable access to the books, records, accountants’ work papers, employees, accountants and advisors of Liberty (and, to the extent relevant, of its Affiliates, with the Transferred Entities to be automatically deemed so relevant) in connection with IAC’s review of the Closing Date Working Capital Statements during such 30 calendar day period. If Liberty has complied with its obligations set forth in the preceding sentence (and Liberty shall be deemed to have complied if IAC has not objected in writing to Liberty’s failure to comply prior to the end of such period), unless IAC delivers written notice to Liberty setting forth the specific items disputed by IAC with respect to any Closing Date Working Capital Statement on or prior to the 30th calendar day after IAC’s receipt of the Closing Date Working Capital Statements, IAC will be deemed to have accepted and agreed to each Closing Date Working Capital Statement as to which no dispute notice was timely provided, and each such undisputed statement (and the calculations contained therein) will be final, binding and conclusive.  If IAC notifies Liberty of its objections to any Closing Date Working Capital Statement (or specific items or calculations contained therein)

within such 30 calendar day period (with such period being tolled for any such time during which Liberty does not comply with its obligations set forth in the second sentence of this clause provided that prior to the end of such period IAC shall have objected in writing to Liberty’s non-compliance), Liberty and IAC shall, within 30 calendar days following delivery of such notice by IAC to Liberty (the “Resolution Period”), attempt in good faith to resolve their differences with respect to the disputed items (or calculations) specified in the notice (the “Disputed Items”), and all items other than the Disputed Items (and all calculations relating to such undisputed items) will be final, binding and conclusive.  Any resolution by IAC and Liberty during the Resolution Period as to any Disputed Item shall be set forth in writing and will be final, binding and conclusive.

(e)                                  If IAC and Liberty do not resolve all Disputed Items by the end of the Resolution Period, then all Disputed Items remaining in dispute will be submitted within 20 Business Days after the expiration of the Resolution Period to PriceWaterhouseCoopers LLP or such other U.S. national independent accounting firm mutually acceptable to IAC and Liberty (the “Neutral Arbitrator”).  The Neutral Arbitrator shall act as an arbitrator to determine only those Disputed Items remaining in dispute, consistent with this Section 3.02, and shall request a statement from IAC and Liberty regarding such Disputed Items. In resolving each Disputed Item, the Neutral Arbitrator (i) may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by any party or less than the lowest value for such Disputed Item claimed by any party and (ii) shall make its determination in accordance with the methods, principles and classifications used in preparing the Evite Interim Balance Sheet, the Gifts Interim Balance Sheet and the IACa Interim Balance Sheet, respectively, and in accordance with GAAP (excluding normal year-end adjustments). All fees and expenses relating to the work, if any, to be performed by the Neutral Arbitrator will be allocated between IAC and Liberty based upon the percentage which the portion of the contested amount not awarded to IAC or Liberty as applicable bears to the amount actually contested by the parties.  In addition, IAC and Liberty shall give the Neutral Arbitrator reasonable access to all documents, records, work papers, facilities and personnel of such party and its Subsidiaries as reasonably necessary to perform its function as arbitrator.  The Neutral Arbitrator will deliver to IAC and Liberty a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Arbitrator by IAC or Liberty) of the Disputed Items submitted to the Neutral Arbitrator within 20 Business Days of receipt of such Disputed Items, which determination will be final, binding and conclusive.  The Evite Working Capital Amount set forth in the final, binding and conclusive Evite Closing Date Working Capital Statement (the “Evite Conclusive Closing Working Capital Statement”) based either upon agreement or deemed agreement by IAC and Liberty or the written determination delivered by the Neutral Arbitrator in accordance with this Section 3.02 will be the “Evite Final Working Capital Amount.”  The Gifts Working Capital Amount set forth in the final, binding and conclusive Gifts Closing Date Working Capital Statement (the “Gifts Conclusive Closing Working Capital Statement”) based either upon agreement or deemed agreement by Liberty and IAC or the written determination delivered by the Neutral Arbitrator in accordance with this Section 3.02 will be the “Gifts Final Working Capital Amount.”  The IACa Working Capital Amount set forth in the final, binding and conclusive IACa Closing Date Working Capital Statement (the “IACa Conclusive Closing Working Capital Statement”) based either upon agreement or deemed agreement by Liberty and IAC or the written determination delivered by the Neutral Arbitrator in accordance with this

Section 3.02 will be the “IACa Final Working Capital Amount”.  If any party fails to submit a statement regarding any Disputed Item submitted to the Neutral Arbitrator within the time determined by the Neutral Arbitrator or otherwise fails to give the Neutral Arbitrator access as reasonably requested, then the Neutral Arbitrator shall render a decision based solely on the evidence timely submitted and the access afforded to the Neutral Arbitrator by IAC or Liberty, whichever provides such information or access.

(f)                                    On the second Business Day following the date on which Liberty and IAC agree or are deemed to have agreed to, or the Neutral Arbitrator delivers, the Evite Conclusive Closing Working Capital Statement, the Gifts Conclusive Closing Working Capital Statement and the IACa Conclusive Closing Working Capital Statement (the “Conclusive Closing Working Capital Settlement Date”), Liberty and IAC will agree, or if they are unable to agree, the Neutral Arbitrator will determine, the calculations of the following amounts:

(i)                                     the “Final Working Capital Amount,” which shall mean the sum of (A) the Evite Final Working Capital Amount (expressed as a negative number if a negative amount and a positive number if a positive amount), (B) the Gifts Final Working Capital Amount (expressed as a negative number if a negative amount and a positive number if a positive amount) and (C) the IACa Final Working Capital Amount (expressed as a negative number if a negative amount and a positive number if a positive amount);

(ii)                                  “Working Capital Adjustment,” which shall be an amount equal to the Final Working Capital Amount less the Estimated Working Capital Amount (for the avoidance of doubt, in the event that the Estimated Working Capital Amount is a negative number, the absolute value of such number will be added to the Final Working Capital Amount to determine the Working Capital Adjustment);

(iii)                               “Working Capital Share Adjustment Number,” shall mean, if the Working Capital Adjustment is a negative number, the absolute value of the Working Capital Adjustment divided by the IAC Closing Market Price (which Working Capital Share Adjustment Number shall be rounded to the nearest whole number); and

(iv)                              “Working Capital Share True-Up Number,” which shall equal (A) if the Working Capital  Adjustment is a negative number, the number of Liberty IAC Holdback Shares less the Working Capital Share Adjustment Number and (B) if the Working Capital Adjustment is a positive number or zero, the number of Liberty IAC Holdback Shares.

(g)                                 On the 5th Business Day following the Conclusive Closing Working Capital Settlement Date (the “True-Up Date”):

(i)                                     Liberty shall cause the Stockholder to assign, transfer, convey and deliver to IAC, and IAC will accept and acquire from each such Stockholder, in the aggregate (free and clear of all Liens, other than Liens arising under this Agreement or any Ancillary Agreement, arising under securities Laws of general applicability or created by Diller, IAC or any of their respective Affiliates), the number of shares of IAC Stock equal to the Working Capital Share True-Up Number (such shares of IAC Stock, in the aggregate, the “Liberty True-Up IAC Shares”);

(ii)                                  Liberty shall deliver or cause to be delivered to IAC (A) one or more stock certificates representing the Liberty True-Up IAC Shares, together with stock powers executed in blank, with any required transfer stamps affixed thereto, and (B) such other documents as are reasonably required by IAC to be delivered to effectuate the Transactions or to evidence the authority, existence and good standing of Liberty and the Stockholder; and

(iii)                               if the Working Capital Adjustment is a positive number, the Company shall make an adjustment payment of cash to IAC in an amount equal to the Working Capital Adjustment.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF IAC
CONCERNING THE IAC PARTIES

Except as set forth in the IAC Disclosure Schedule, provided that the information set forth in any one section of the IAC Disclosure Schedule will be deemed to be included in all other relevant sections of such IAC Disclosure Schedule, and be deemed to modify the other corresponding representations and warranties contained in this Article IV accordingly, if and solely to the extent that the relevancy of such information to such other sections of the IAC Disclosure Schedule is reasonably apparent (including by explicit cross-reference or incorporation by reference) from the information so disclosed, IAC hereby represents and warrants to the Liberty Parties as follows:

Section 4.01.                                     Corporate Existence and Power; Corporate Authorization.

(a)                                  IAC Parties.  Each IAC Party is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. Each IAC Party has the full power and authority to execute and deliver this Agreement and to consummate the Transactions, including to transfer and assign to the applicable Liberty Party all of such Person’s right, title and interest in and to all the Company Shares. IAC and each Subsidiary of IAC (other than any Transferred Entity) has the full power and authority to execute and deliver each Ancillary Agreement to which such Person will be a party and to consummate the transactions contemplated thereby.  IAC and each Subsidiary of IAC (other than any Transferred Entity) that will execute any other documents in connection with the Closing as contemplated hereby, including the IAC Certificate (collectively, the “IAC Closing Documents”), has the full power and authority to execute and deliver the IAC Closing Documents to which such Person will be a party.  The execution, delivery and performance by each IAC Party of this Agreement and the consummation by each IAC Party of the Transactions have been duly authorized by all necessary corporate or other legal action.  The execution, delivery and performance by IAC and each Subsidiary of IAC (other than any Transferred Entity) of each Ancillary Agreement to which such Person will be a party, and the consummation by each such Person of the transactions contemplated thereby have been duly authorized by all necessary corporate or other legal action.  The execution and delivery by IAC and each Subsidiary of IAC (other than any Transferred Entity) that will execute an IAC Closing Document as contemplated hereby of each IAC Closing Document so executed and delivered by such Person are within such Person’s corporate or other legal powers and have been duly authorized by all necessary corporate or other legal action.  This Agreement, when executed and delivered by each IAC Party, will be duly executed and delivered by each such IAC Party and, when executed and delivered by the other parties thereto, will constitute a valid, binding and enforceable agreement of each such IAC Party enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principals governing the availability of equitable remedies). Each Ancillary Agreement, when executed and delivered by IAC or any Subsidiary of IAC (other than any Transferred Entity) in accordance with this Agreement, will be duly executed and delivered by such Person and, when executed and delivered by the other parties thereto, will constitute a valid, binding and enforceable agreement of such Person enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principals governing the availability of equitable remedies).  Each IAC Closing Document, when executed and delivered by IAC or any Subsidiary of IAC (other than any Transferred Entity) in accordance with this Agreement, will be duly executed and delivered by such Person.

(b)                                 Transferred Entities.

(i)                                     Each of the Transferred Entities is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

(ii)                                  Each of the Transferred Entities has all corporate or other legal powers and all Consents required under any Law to own, lease and operate its properties and to carry on its business as now conducted, except for those Consents the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each of the Transferred Entities is duly qualified to do business as a foreign corporation, foreign limited liability company or other foreign Person and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualifications necessary, except for those jurisdictions where the failure to be so qualified or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii)                               The Company has the full power and authority to execute and deliver each Ancillary Agreement to which it will be a party as contemplated hereby, and to consummate the Transactions.  The execution, delivery and performance by Company of each Ancillary Agreement to which it will be a party as contemplated hereby and the consummation by Company of the Transactions are within Company’s corporate powers and have been duly authorized by all necessary corporate action. IAC has heretofore made available to Liberty or a representative of Liberty true, correct and complete copies of the certificate of incorporation and bylaws, or other comparable organizational and governing documents, of each of the Transferred Entities.  Each Ancillary Agreement to

which Company will be a party as contemplated hereby, when executed and delivered by Company in accordance with this Agreement, will be duly executed and delivered by it and upon such execution and delivery and at the Closing, will constitute a valid, binding and enforceable agreement of Company enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principals governing the availability of equitable remedies).

Section 4.02.                                     No Consents or Approvals.

(a)                                  IAC Parties.  Except as set forth in Section 4.02(a) of the IAC Disclosure Schedule, the execution and delivery by each IAC Party of this Agreement and by IAC and each Subsidiary of IAC (other than any Transferred Entity) of each Ancillary Agreement to which such Person will be a party as contemplated hereby does not and will not require any IAC Party or any of their respective Subsidiaries (other than any Transferred Entity) to obtain any consent, approval, order, permit, license or authorization (collectively, “Consents”) under any Law or any Contract to which any IAC Party or any of their respective Subsidiaries (other than any Transferred Entity) is a party or by which any of the assets or properties of any IAC Party or any of their respective Subsidiaries (other than any Transferred Entity) is bound or make or file any requisite registration, qualification, declaration or other statement (collectively, “Filings”) with any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign or supranational (each, a “Governmental Authority” and collectively, “Governmental Authorities”), except for (i) such Consents as have previously been obtained, or such Filings as have previously been made, and, in each case, which are in full force and effect, (ii) those Consents required to be obtained or Filings required to be made by any Liberty Party in connection with the consummation of the Transactions and (iii) such other Consents the failure of which to have been obtained, and such other Filings the failure of which to have been made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in Section 4.02(a) of the IAC Disclosure Schedule, the performance by each IAC Party of this Agreement and by IAC and each Subsidiary of IAC (other than any Transferred Entity) that will be a party to an Ancillary Agreement as contemplated hereby of each Ancillary Agreement to which such Person will be a party and the consummation of the Transactions by the IAC Parties and their respective Subsidiaries (other than any Transferred Entity) does not and will not require any IAC Party or any of their respective Subsidiaries (other than any Transferred Entity) to obtain any Consent under any Law or any Contract to which any IAC Party or any of their respective Subsidiaries (other than any Transferred Entity) is a party or by which any of the assets or properties of any IAC Party or any of their respective Subsidiaries (other than any Transferred Entity) is bound or make or file any Filings with any Governmental Authority, except for (i) Filings (if any) made under and the expiration or early termination of the waiting period (if any) required by the HSR Act, (ii) such Consents as have previously been obtained, or such Filings as have previously been made, and, in each case, which are in full force and effect, (iii) those Consents required to be obtained or Filings required to be made by any Liberty Party in connection with the consummation of the Transactions and (iv) such other Consents the failure of which to be obtained, and such other Filings the failure of which to be made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Transferred Entities.  Except as set forth in Section 4.02(b) of the IAC Disclosure Schedule, the execution and delivery by Company of each Ancillary Agreement to which Company is or will be party as contemplated hereby does not and will not require any Transferred Entity to obtain any Consents under any Law or any Contract to which any Transferred Entity is a party or by which any of the assets or properties of any Transferred Entity is bound or make or file any Filings with any Governmental Authority, except for (i) such Consents as have previously been obtained or such Filings as have previously been made and, in each case, which are in full force and effect, (ii) those Consents required to be obtained or Filings required to be made by any Liberty Party in connection with the consummation of the Transactions and (iii) such other Consents the failure of which to have been obtained, and such other Filings the failure of which to have been made, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in Section 4.02(b) of the IAC Disclosure Schedule, the performance by Company of each Ancillary Agreement to which Company will be party as contemplated hereby and the consummation of the Transactions by Company does not and will not require any Transferred Entity to obtain any Consent under any Law or any Contract to which any Transferred Entity is a party or by which any of the assets or properties of any Transferred Entity is bound or make or file any Filings with any Governmental Authority, except for (i) Filings (if any) made under and the expiration or early termination (if any) of the waiting period required by the HSR Act, (ii) such Consents as have previously been obtained, or such Filings as have previously been made, and, in each case, which are in full force and effect, (iii) those Consents required to be obtained or Filings required to be made by any Liberty Party in connection with the consummation of the Transactions and (iv) such other Consents the failure of which to have been obtained, and such other Filings the failure of which to have been made, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)                                  IAC or one of its Affiliates has obtained the required consents with respect to the matter identified in the second sentence of Item 1 of Section 4.02(a) of the IAC Disclosure Schedule.

Section 4.03.                                     Non-Contravention.

(a)                                  IAC Parties.  Except as set forth in Section 4.03(a) of the IAC Disclosure Schedule, the execution, delivery and performance by each of the IAC Parties of this Agreement and by IAC and each Subsidiary of IAC (other than any Transferred Entity) that will be a party to an Ancillary Agreement as contemplated hereby of each Ancillary Agreement to which such Person will be a party, and the consummation of the Transactions by the IAC Parties and their respective Subsidiaries (other than any Transferred Entity), do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws or other organizational or governing documents of such Person, or (ii) contravene, conflict with, or result in a violation or breach of any provision of any applicable Law subject, in the case of this clause (ii), to the matters referred to in clauses (i), (ii), and (iv) of the last sentence of Section 4.02(a).

(b)                                 Transferred Entities.  Except as set forth in Section 4.03(b) of the IAC Disclosure Schedule, the performance by Company of each Ancillary Agreement to which it will be a party as contemplated hereby, and the consummation of the Transactions, do not and will not (i)

contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws or other organizational or governing documents of any Transferred Entity, (ii) contravene or conflict with, or result in a violation or breach of, any provision of any applicable Law, subject, in the case of this clause (ii), to the matters referred to in clauses (i), (ii), and (iv) of the last sentence of Section 4.02(b), (iii) require any action by any Transferred Entity under, constitute a default under, or cause or permit, the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Transferred Entity is entitled under any provision of any agreement or other instrument to which any Transferred Entity is a party or by which any of the assets or properties of any Transferred Entity is bound, or (iv) result in the creation or imposition of any Lien, condition, limitation or restriction of any nature  on any asset of any Transferred Entity (other than as expressly contemplated herein or in the Ancillary Agreements, and other than any such Lien, condition, limitation or restriction granted or created by Liberty or any of its Affiliates), except, in the case of clauses (ii), (iii) and (iv) above, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All stock books, stock ledgers and minute books of each Transferred Entity and records of or relating primarily to any Transferred Entity in the possession or control of IAC or any Subsidiary of IAC have been made available to Liberty or a representative of Liberty, except as otherwise required by applicable Law, and, except with respect to the IAC Restructuring, such stock books, stock ledgers and minute books of each Transferred Entity are true, correct and complete in all material respects; provided that materials related to the IAC Restructuring may have been made available to Liberty or its representatives separately from the stock books, stock ledgers, minute books and other records relating to any Transferred Entity.

Section 4.04.                                     Ownership of Company Shares.

(a)                                  IAC owns directly of record the Company Shares, free and clear of all Liens, other than limitations arising under this Agreement or any Ancillary Agreement or under securities Laws of general applicability, and the Company Shares have been duly authorized, validly issued, fully paid and nonassessable.  Immediately after the Closing, the Liberty Parties will have good and valid title to the Company Shares, free and clear of all Liens, other than transfer restrictions arising under applicable securities Laws of general applicability or created by Liberty or any of its Affiliates.  Section 4.04(a) of the IAC Disclosure Schedule sets forth a true, correct and complete list of the authorized and issued Company Shares as of the date hereof.

(b)                                 Except for the Company Shares, there are no outstanding (i) membership or other ownership interests in the Company or securities of the Company of any kind, (ii) securities of any Person convertible into or exchangeable for membership or other ownership interests in the Company or (iii) options or other rights to acquire from any Person, or other obligations of the Company to issue, any membership or other ownership interests in, or any securities convertible into or exercisable or exchangeable for any membership or other ownership interests in the Company.  There are no outstanding obligations of IAC or any of its Affiliates to repurchase, redeem or otherwise acquire any Company Shares from any other Person.  There are no outstanding bonds, debentures, notes or other indebtedness of the Company that have the right to vote (or that are or, after the passage of time, may be convertible into securities having the right to vote) on any matters on which stockholders or members of the Company may vote.

(c)                                  The Company’s Subsidiaries consist solely of the Transferred Subsidiaries.

Section 4.05.                                     Company Assets, Liabilities and Business.

(a)                                  (i) The assets of the Company (on an unconsolidated basis) consist solely of the equity interests in the directly owned Transferred Subsidiaries, the Initial Cash Amount and assets arising under or in connection with this Agreement or any Ancillary Agreement to which the Company is or will be a party or otherwise have rights or obligations with respect thereto as contemplated hereby or thereby  (with it being understood that the direct and indirect Subsidiaries of the Company have assets) and (ii) the Company (on an unconsolidated basis) has no Liabilities other than Liabilities arising under or in connection with this Agreement or any Ancillary Agreement to which the Company is or will be a party or otherwise have rights or obligations with respect thereto as contemplated hereby or thereby (with it being understood that the direct and indirect Subsidiaries of the Company have Liabilities).

(b)                                 The Company has not engaged in any business activities, other than matters relating to its formation, the Transactions and the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party (with it being understood that the direct and indirect Subsidiaries of the Company have engaged in business activities).

(c)                                  Except as set forth on Section 4.05(c) of the IAC Disclosure Schedule, the Company has no employees (with it being understood that the direct and indirect Subsidiaries of the Company may have employees).

Section 4.06.                                     Capitalization.

The authorized capital of the Company consists of 1,000 shares of common stock, $0.01 par value.  The Company Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to and were not issued in violation of any preemptive rights or issued in violation of the securities Laws of the United States. Since the close of business on the Interim Balance Sheet Date, other than shares issued to IAC, no shares of capital stock of the Company have been issued or have been transferred from the Company’s treasury.

Section 4.07.                                     Ownership of Transferred Subsidiary Interests.

(a)                                  IAC owns indirectly, and the Company owns directly or indirectly, all of the outstanding capital stock of or other voting securities or ownership interests in each Transferred Subsidiary (“Transferred Subsidiary Securities”) free and clear of all Liens, other than limitations arising under this Agreement or any Ancillary Agreement or under securities Laws of general applicability.  All of the Transferred Subsidiary Securities are duly authorized, validly issued, fully paid and non-assessable.  The consummation of the Transactions will not result in the creation of any Lien or other restriction or limitation on any Transferred Subsidiary Securities, other than limitations arising under this Agreement or any Ancillary Agreement, under securities Laws of general applicability or Liens granted by Liberty or any of its Affiliates.

(b)                                 Except for the Transferred Subsidiary Securities, there are no outstanding (i) shares of capital stock or voting securities of, or other ownership interests in, any Transferred Subsidiary, (ii) securities of any Transferred Entity convertible into or exchangeable for shares of capital stock or other voting securities of, or ownership interests in, any Transferred Subsidiary, or (iii) options or other rights to acquire from any Transferred Entity, or other obligations of any Transferred Entity to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exercisable or exchangeable for any capital stock or other voting securities of or other ownership interests in any Transferred Subsidiary.  There are no outstanding obligations of any Transferred Entity to repurchase, redeem or otherwise acquire any of the Transferred Subsidiary Securities from any other Person.  There are no outstanding bonds, debentures, notes or other indebtedness of any Transferred Entity that have the right to vote (or that are or, after the passage of time, may be convertible into securities having the right to vote) on any matters on which stockholders or members of any Transferred Subsidiary may vote.

(c)                                  No Transferred Entity has adopted, authorized or assumed any plans, arrangements or practices for the benefit of their respective officers, employees, directors or any other Persons, that require or permit the issuance, sale, purchase or grant of any capital stock or other equity interests of any Transferred Entity, any other securities convertible into, or exercisable or exchangeable for, any such capital stock or interests, or any phantom shares, phantom equity interests or stock or equity appreciation rights of any Transferred Entity.

(d)                                 Other than  IAC Advertising, which is a wholly-owned Subsidiary of Evite, the Transferred Subsidiaries have no Subsidiaries.

Section 4.08.                                     Financial Statements.

(a)                                  Attached as Section 4.08(a) of the IAC Disclosure Schedule are (i) the unaudited balance sheets of Evite as of December 31, 2008 and 2009, and the related unaudited statements of income and of cash flows for each of the years ended December 31, 2008 and 2009 and (ii) the unaudited balance sheet of Evite as of October 31, 2010 (such unaudited balance sheet, the “Evite Interim Balance Sheet” and such date, the “Evite Interim Balance Sheet Date “ or the “Interim Balance Sheet Date”) and the related unaudited statements of income and of cash flows for  Evite for the period from January 1, 2010, through October 31, 2010, in each case prepared by or on behalf of  Evite (such unaudited financial statements, collectively, the “Evite Financial Statements”).  The Evite Financial Statements (x) have been prepared based on the books and records of Evite, (y) fairly present in all material respects the financial position of  Evite as of the dates indicated and the results of operations and cash flows for the respective periods indicated, and (z) other than (1) the absence of footnote disclosure required by GAAP, (2) with respect to accounting for income Taxes, (3) the absence of stock-based compensation expense and (4) the absence of any allocation for audit and tax costs incurred at the IAC level, were prepared in accordance with GAAP, consistently applied; provided, however, that the Evite Interim Balance Sheet is subject to normal, recurring year-end adjustments.

(b)                                 Except as and to the extent reflected in the Evite Interim Balance Sheet, Evite did not as of the Evite Interim Balance Sheet Date have any Liabilities, other than Liabilities for

Taxes and Liabilities that were not required by GAAP to be reflected or reserved against in the Evite Interim Balance Sheet.

(c)                                  Attached as Section 4.08(c) of the IAC Disclosure Schedule are (i) the unaudited balance sheets of Gifts as of December 31, 2008 and 2009, and the related unaudited statements of income and of cash flows for each of the years ended December 31, 2008 and 2009 and (ii) the unaudited balance sheet of Gifts as of October 31, 2010 (such unaudited balance sheet, the “Gifts Interim Balance Sheet,” and such date, the “Gifts Interim Balance Sheet Date”) and the related unaudited statements of income and of cash flows for Gifts for the period from January 1, 2010, through October 31, 2010, in each case prepared by or on behalf of Gifts (such unaudited financial statements, collectively, the “Gifts Financial Statements”).  The Gifts Financial Statements (x) have been prepared based on the books and records of Gifts, (y) fairly present in all material respects the financial position of Gifts as of the dates indicated and the results of operations and cash flows for the respective periods indicated, and (z) other than (1) the absence of footnote disclosure required by GAAP, (2) with respect to accounting for income Taxes, (3) the absence of stock-based compensation expense and (4) the absence of any allocation for audit and tax costs incurred at the IAC level, were prepared in accordance with GAAP, consistently applied; provided, however, that the Gift Interim Balance Sheet is subject to normal, recurring year-end adjustments.

(d)                                 Except as and to the extent reflected in the Gifts Interim Balance Sheet, Gifts did not as of the Gifts Interim Balance Sheet Date have any Liabilities, other than Liabilities for Taxes and Liabilities that were not required by GAAP to be reflected or reserved against in the Gifts Interim Balance Sheet.

(e)                                  Attached as Section 4.08(e) of the IAC Disclosure Schedule are (i) the unaudited balance sheet of IAC Advertising as of December 31, 2009, and the related unaudited statements of income and of cash flows for the year ended December 31, 2009 and (ii) the unaudited balance sheet of IAC Advertising as of October 31, 2010 (such unaudited balance sheet, the “IACa Interim Balance Sheet,” (and, along with the Evite Interim Balance Sheet and the Gifts Interim Balance Sheet, the “Interim Balance Sheets”) and such date, the “IACa Interim Balance Sheet Date”) and the related unaudited statements of income and of cash flows for IAC Advertising for the period from January 1, 2010, through October 31, 2010, in each case prepared by or on behalf of IAC Advertising (such unaudited financial statements, collectively, the “IACa Financial Statements” and, together with the Evite Financial Statements and the Gifts Financial Statements, the “Financial Statements”).  The IACa Financial Statements (x) have been prepared based on the books and records of IAC Advertising, (y) fairly present in all material respects the financial position of IAC Advertising as of the dates indicated and the results of operations and cash flows for the respective periods indicated, and (z) other than (1) the absence of footnote disclosure required by GAAP, (2) with respect to accounting for income Taxes, (3) the absence of stock-based compensation expense and (4) the absence of any allocation for audit and tax costs incurred at the IAC level, were prepared in accordance with GAAP, consistently applied; provided, however, that the IACa Interim Balance Sheet is subject to normal, recurring year-end adjustments.

(f)                                    Except as and to the extent reflected in the IACa Interim Balance Sheet, IAC Advertising did not as of the IACa Interim Balance Sheet Date have any Liabilities, other than

Liabilities for Taxes and Liabilities that were not required by GAAP to be reflected or reserved against in the IACa Interim Balance Sheet.

Section 4.09.                                     Absence of Certain Changes.

(a)                                  Since the Company Balance Sheet Date, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 From the Company Balance Sheet Date to the date hereof, except as expressly contemplated by this Agreement or any of the Ancillary Agreements or with respect to the Transactions (x) the businesses of the Transferred Entities have been conducted in the ordinary course of business consistent with past practice and, (y) except as disclosed in Section 4.09(b) of the IAC Disclosure Schedule, there has not been:

(i)                                     any creation or other incurrence by any Transferred Entity of any Lien, condition, limitation or restriction of any nature on any material asset, other than in the ordinary course of business consistent with past practices;

(ii)                                  any making of any material loan, advance or capital contribution to or investment in any Person;

(iii)                               any transaction or commitment made, or any Contract entered into, or amended or modified, by any Transferred Entity relating to its assets or business (including the acquisition or disposition of any assets) or any waiver by any Transferred Entity of any Contract or other right, in either case, which transaction, commitment, Contract or waiver, (i) is an Affiliate Transaction or (ii) individually or in the aggregate, is material to the Transferred Entities, taken as a whole, other than in the ordinary course of business consistent with past practices;

(iv)                              any change in any method of financial accounting principles or practice by any Transferred Entity, except for any such change required by reason of a concurrent change in GAAP;

(v)                                 any waiver or release of any right or claim of substantial value by any Transferred Entity related to any Company Material Contract; or

(vi)                              any payment, discharge or satisfaction of any material claim, liability or obligation by any Transferred Entity, other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Financial Statements or incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practices.

Section 4.10.                                     Debt; No Undisclosed Material Liabilities.

(a)                                  There are no Debt obligations of any Transferred Entity other than Debt (i) disclosed and provided for in one or more of the Interim Balance Sheets, (ii) solely among the Transferred Subsidiaries, (iii) solely among the Transferred Subsidiaries, on the one hand, and

IAC and its Affiliates (other than any Transferred Subsidiary), on the other hand, which will be fully extinguished pursuant to the IAC Restructuring, (iv) arising from immaterial intercompany balances that have arisen from ordinary course, arms’-length commercial transactions since October 31, 2010 (it being understood that such balances shall be reflected on the Closing Date Working Capital Statements and Closing Date Balance Sheets), or (v) as set forth in Section 4.10(a) of the IAC Disclosure Schedule.

(b)                                 Since the Interim Balance Sheet Date, other than Debt as addressed in Section 4.10(a) hereof and those Liabilities listed in Section 4.01(b) of the IAC Disclosure Schedule, there are no material Liabilities of any Transferred Entity other than (i) Liabilities disclosed and provided for in the Interim Balance Sheets, (ii) Liabilities for Taxes, (iii) Liabilities that are not past due or the result of a breach, violation or default for the performance obligations of any Transferred Entity under any Contract, (iv) Liabilities incurred in the ordinary course of business consistent with past practice, (v) Liabilities that have been discharged or paid in full prior to the date hereof, or (vi) Liabilities expressly arising under or in connection with this Agreement or any Ancillary Agreement.

Section 4.11.                                     Compliance with Laws.

(a)                                  IAC Parties.  Except as set forth in Section 4.11 of the IAC Disclosure Schedule, each IAC Party is in compliance with all applicable Laws in respect of the conduct of its business and ownership, possession and maintenance of its assets, except for any such failures of compliance as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Transferred Entities.  Except as set forth in Section 4.11 of the IAC Disclosure Schedule, each Transferred Entity is, and since January 1, 2008 has been, in compliance in all respects with all material applicable Laws.  Each Transferred Entity (i) to the knowledge of any IAC Party, is not under investigation by any Governmental Entity with respect to and (ii) has not since January 1, 2008 been given written notice of or threatened in writing to be charged with any violation of any material applicable Law.

(c)                                  Applicability.  This Section 4.11 does not relate to matters with respect to Taxes, which are the subject of Section 4.21 or the Tax Matters Agreement, as the case may be, to Environmental Matters, which are the subject of Section 4.18, to Employee Benefits Plans matters, which are the subject of Section 4.13 or to Labor and Employment Matters, which are the subject of Section 4.14.

Section 4.12.                                     Legal Proceedings.

(a)                                  There is no Legal Proceeding pending or, to the knowledge of any IAC Party, threatened in writing, against any IAC Party or any of its Subsidiaries, including the Transferred Entities, or any of their respective properties, before any Governmental Authority which prohibits, enjoins or otherwise adversely affects, or would reasonably be expected to prohibit, enjoin, or otherwise adversely affects the consummation of the Transactions, and there is no judgment, injunction, order or decree applicable to or by which any IAC Party or any of its Subsidiaries, including the Transferred Entities, is bound, which prohibits, enjoins or otherwise adversely affects, or would reasonably be expected to prohibit, enjoin or otherwise adversely affect, the consummation of the Transactions.

(b)                                 Except as set forth in Section 4.12(b) of the IAC Disclosure Schedule, there is no Legal Proceeding pending against, or, to the knowledge of any IAC Party, threatened in writing against, any IAC Party or any of its Subsidiaries with respect to which a Transferred Entity would reasonably be expected to be liable (including as a result of indemnity obligations) before any arbitrator or before or by any Governmental Authority that would reasonably be expected to impose, individually or in the aggregate, any material Liability on a Transferred Entity. To the knowledge of any IAC Party, there is no Legal Proceeding pending against, or threatened in writing against, any present or former officer, director or employee of any IAC Party or any of its Affiliates, including the Transferred Entities before any arbitrator or before or by any Governmental Authority that would reasonably be expected to impose, individually or in the aggregate, any material Liability on a Transferred Entity.

Section 4.13.                                     Employee Benefit Plans.

(a)                                  Section 4.13(a) of the IAC Disclosure Schedule lists each Employee Plan maintained or contributed to by any IAC Party, Transferred Entity or any of their Affiliates for the benefit of any current or former employees of a Transferred Entity.

(b)                                 Except as set forth on Section 4.13(b) of the IAC Disclosure Schedule, there are no Transferred Entity Plans.  Each Transferred Entity Plan has been maintained and operated in compliance with its terms in all material respects and applicable Law.  True and complete copies of all Transferred Entity Plans have been made available to Liberty or a representative of Liberty.

(c)                                  Except as required by any Law or the provisions of this Agreement, neither any Transferred Entity nor any ERISA Affiliate of a Transferred Entity has any commitment or obligation to establish or adopt any new Transferred Entity Plans.  No Transferred Entity has within the past six years been the “plan sponsor,” as defined in Section 3(16)(B) of ERISA, of any “employee benefit plan,” as defined in Section 3(3) of ERISA.

(d)                                 None of the Transferred Entities or any predecessor of any of the Transferred Entities sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or Section 412 of the Code.  No Controlled Group Liability has been incurred by any Transferred Entity or would reasonably be expected to be incurred by a Transferred Entity following the Closing by reason of such Transferred Entities having been an ERISA Affiliate of IAC (or any ERISA Affiliate of IAC) prior to the Closing. For purposes of this Agreement, “Controlled Group Liability” means any and all Liabilities (i) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation (which premiums have been paid when due), (ii) under Section 302 or 4068(a) of ERISA, (iii) under Sections 430(k) or 4971 of the Code and (iv) for violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 9801 et seq. of the Code and Sections 701 et seq. of ERISA.  The consummation of any of the Transactions will not result in the occurrence of any reportable event within the meaning of Section 4043(c) of ERISA for which the notice requirement is not waived with respect to any pension plan maintained by IAC, a Transferred Entity or an ERISA Affiliate of a Transferred Entity.

(e)                                  None of the Transferred Entities contributes to, or has in the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (each, a “Multiemployer Plan”).  None of the Transferred Entities has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(f)                                    The IAC/InterActiveCorp Retirement Savings Plan (the “IAC Savings Plan”) has received a favorable determination letter, or has pending an application for such determination from the IRS, and no IAC Party has any knowledge as to why any such determination letter should be revoked, or not issued or reissued.  The IAC Savings Plan has been maintained and operated in compliance with its terms and the requirements of Section 401(a) of the Code.  True and complete copies of the IAC Savings Plan and summary plan description have been made available to Liberty.

(g)                                 Except as required to avoid excise tax under Section 4980B of the Code, no Transferred Entity has any current or projected Liability in respect of post employment or post retirement health, medical, life insurance or other welfare benefits for retired, former or current employees of any Transferred Entity.

(h)                                 The execution and delivery of this Agreement and the consummation of the Transactions will not (except as otherwise provided in this Agreement) (i) require a larger contribution to, or payment of greater benefits or provision of other rights under, any Employee Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such contribution, payment or provision to be triggered or (ii) create, give rise to or accelerate any additional benefits, vested rights or service credits under any Employee Plan.  In connection with the consummation of the Transactions, no payment of money or other property, acceleration of benefits or provision of other rights has been made under this Agreement, any Employee Plan or otherwise that would be nondeductible for income Tax purposes by virtue of Section 280G of the Code.

(i)                                     No Transferred Entity has any Liability with respect to any indemnity obligations to any Person with respect to any Liability that has been or may be imposed on such Person under Section 409A of the Code.

(j)                                     Section 6.04(h)(i) of the IAC Disclosure Schedule sets forth a complete and correct list of all unvested restricted stock units with respect to shares of IAC Common Stock (“IAC RSUs”) held by each Transferred Employee, including the applicable vesting schedule with respect to such IAC RSUs.

(k)                                  Section 6.04(h)(ii) of the IAC Disclosure Schedule sets forth a complete and correct list of all unvested options to purchase shares of IAC Common Stock (“IAC Options”) held by each Transferred Employee, including the applicable vesting schedule and exercise price with respect to such IAC Options.

Section 4.14.                                     Labor and Employment Matters.

(a)                                  None of the Transferred Entities is bound by any collective bargaining agreements or other labor agreements.

(b)                                 There is no labor dispute (including pending material written grievances or arbitrations), strike or work stoppage, or, to the knowledge of any IAC Party, union organizational activity against or involving any Transferred Entity pending or, to the knowledge of any IAC Party, threatened in writing which, individually or in the aggregate, would reasonably be expected to materially interfere with the Transferred Businesses.  To the knowledge of any IAC Party, there is no charge against any Transferred Entity filed with the National Labor Relations Board or complaint by the National Labor Relations Board pending or threatened in writing.  There has not been within the past 12 months (i) any material violation of Law relating to employment of individuals by the Transferred Entities, or (ii) to the knowledge of the IAC Parties, any material claims made for unlawful discrimination, unpaid overtime or other violation of Law relating to employment by any Transferred Employee.

Section 4.15.                                     Intellectual Property Rights.

(a)                                  List of Intellectual Property Rights.  Other than with respect to matters covered by the Ancillary Agreements, Section 4.15(a) of the IAC Disclosure Schedule sets forth a true, correct, and complete list of all Intellectual Property that is material to the Transferred Businesses as follows:

(i)                                     all material Intellectual Property that is owned by the Transferred Entities and used in the Transferred Businesses as currently conducted (the “Specified Company Owned Intellectual Property”);

(ii)                                  in the case of Intellectual Property that is not owned by the Transferred Entities (other than “shrinkwrap,” “clickwrap” or other generally available Intellectual Property), all material Intellectual Property that is (x) used in the Transferred Businesses as currently conducted and (y) licensed or sublicensed to the Transferred Entities from others or whose use is otherwise permitted by other Persons (“Specified Company Licensed Intellectual Property”);

(iii)                               all agreements to which a Transferred Entity is a party pursuant to which the Transferred Entities have granted, or have an obligation to grant, to any third party any material rights in, to or concerning any material Intellectual Property; and

(iv)                              all other Intellectual Property (not identified pursuant to clauses (i)-(iii) above) that is material to and used in the Transferred Businesses as currently conducted.

(b)                                 Free Title and Liens.  Except as set forth in Section 4.15(b) of the IAC Disclosure Schedule, (i) the Transferred Entities own, and possess legally enforceable rights to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of, and sublicense, without payment to any other Person, the Specified Company Owned Intellectual Property, and the consummation of the Transactions does not conflict with, alter, or impair any such rights in any material respect, (ii) the Transferred Entities are licensed or otherwise possess legally enforceable rights to use all Specified Company Licensed Intellectual Property, and the consummation of the Transactions does not conflict with, alter, or impair any such rights in any material respect, and (iii) all Specified Company Owned Intellectual Property and Specified Company Licensed Intellectual Property is free and clear of all Liens, except (i) Permitted Liens, or (ii) Contracts set forth in Section 4.15(b) of the IAC Disclosure Schedule.

(c)                                  Protection of Intellectual Property.  Other than with respect to matters covered by the Ancillary Agreements, the Transferred Entities own or possess licenses or other legally enforceable rights to use, sell, license or enforce all Intellectual Property held for use or used in the Transferred Businesses (the “Company Intellectual Property”), free and clear of all Liens, other than Permitted Liens, except where the failure to own or possess such rights would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as set forth on Section 4.15(c) of the IAC Disclosure Schedule:

(i)                                     the Transferred Entities have used their reasonable efforts to secure, protect, retain and police all Company Intellectual Property necessary or advisable in their business judgment to carry on in all material respects the business and operations of the Transferred Entities as presently conducted;

(ii)                                  the Transferred Entities have used their reasonable efforts to protect and maintain under applicable Laws such Specified Company Owned Intellectual Property and Company Specified Licensed Intellectual Property (x) as have been applied for or filed with the relevant Governmental Authorities, or that have been registered, granted or issued by such relevant Governmental Authorities and (y) the loss of which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect (such Specified Company Owned Intellectual Property and Company Specified Licensed Intellectual Property as satisfy the preceding clauses (x) and (y), “Company Registered Intellectual Property”), and, to the knowledge of the IAC Parties, such applications, filings, registrations, grants and issuances with respect to such Company Registered Intellectual Property remain valid, in full force and effect, and, to the extent registered, granted or issued, fully enforceable by the Transferred Entities; and

(iii)                               to the knowledge of the IAC Parties, none of the Specified Company Owned Intellectual Property has expired, been abandoned or fallen into the public domain, has been cancelled or adjudicated invalid, or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting any Transferred Entity’s rights thereto.

(d)                                 Intellectual Property Infringement.  Except as set forth in Section 4.15(d) of the IAC Disclosure Schedule or as have been since resolved:

(i)                                     there are no claims or suits pending, no written notice provided to IAC or any of its Affiliates (including the Transferred Entities), no Legal Proceedings pending against any IAC Party or any of its Subsidiaries (including the Transferred Entities) or, to the knowledge of IAC, claims threatened in writing, including any indemnification or contribution to claims:

(A)                              alleging that the Transferred Entities or any of their respective activities, products or services, or the practice of the inventions defined by their issued patents, infringe upon, violate or otherwise constitute an unauthorized use of any other Person’s Intellectual Property;

(B)                                challenging the Transferred Entities’ ownership of, right to use, or the validity or enforceability or effectiveness of any Specified Company Owned Intellectual Property or Specified Company Licensed Intellectual Property; or

(C)                                contending that any Specified Company Owned Intellectual Property or Specified Company Licensed Intellectual Property violates, infringes or misappropriates any other Person’s Intellectual Property;

(ii)                                  the Transferred Entities’ activities (including the granting of any licenses or sublicenses), products and services have not since January 1, 2008, and as presently conducted do not, in any material respect infringe upon or otherwise misappropriate or violate, or has infringed upon or otherwise violated, the rights of any third party with respect to any Intellectual Property; and

(iii)                               the Transferred Entities have not since January 1, 2008 filed a claim against, provided notice to or taken any other action against any Person claiming the infringement, violation, or unauthorized use by any Person of any Specified Company Owned Intellectual Property or Specified Company Licensed Intellectual Property and, to the knowledge of the IAC Parties, no Person is infringing, violating or misappropriating any such Intellectual Property.

(e)                                  Prior Agreements.  No written claim or notice has been received by the Transferred Entities nor, to the knowledge of the IAC Parties, has there been any threatened claim, relating to or arising out of any material breach or violation by any current or former employee of the Transferred Entities with respect to any confidentiality agreement and/or agreement not to compete with a party other than the Transferred Entities or their Affiliates that restricts or forbids such employee’s performance of any activity that such employee was hired to perform by or on behalf of any Transferred Entity.

(f)                                    Trade Secrets.  The Transferred Entities have taken reasonable steps to protect and preserve the secrecy and confidentiality of all of their trade secrets.  To the knowledge of the IAC Parties, the Transferred Entities are not currently using nor have they in the past used without appropriate authorization, any confidential information or trade secrets of any third party, and the Transferred Entities have not received any written notice alleging such conduct.

(g)                                 Adequacy of Rights.  Except as set forth in Section 4.15(g) of the IAC Disclosure Schedule or with respect to matters covered by the Ancillary Agreements, all of the Specified Company Owned Intellectual Property and Specified Company Licensed Intellectual Property is suitable and adequate for the conduct of the respective businesses of the Transferred Entities as currently conducted therewith.

Section 4.16.                                     Material Contracts.

(a)                                  Section 4.16(a) of the IAC Disclosure Schedule contains a list of the following Contracts or types of Contracts (together with the names of the parties thereto and the date of each such Contract and each written amendment or modification thereof), by and between any Transferred Entity and one or more third parties (other than this Agreement or the Ancillary Agreements), pursuant to which any Transferred Entity is obligated or liable or is entitled to any rights or benefits or pursuant to which any Transferred Entity or any of its properties or assets is subject, in each case, which fall within any of the following categories (such Contracts as are required to be set forth in Section 4.16(a) of the IAC Disclosure Schedule being the “Company Material Contracts”):

(i)                                     each Contract with vendors or suppliers to or distributors for any Transferred Entity which requires any minimum amount of purchases in excess of $250,000 over a period specified therein;

(ii)                                  each barter agreement having a term of more than one year;

(iii)                               each Contract not listed elsewhere in Section 4.16(a) of the IAC Disclosure Schedule (x) pursuant to which the Transferred Entities collectively paid or received consideration of more than $250,000, in the aggregate, during a Transferred Entity’s last fiscal year;

(iv)                              all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts and arrangements to which any Transferred Entity is a party and which is reasonably likely to involve the payment by the Transferred Entities of consideration of more than $250,000 in the aggregate over the remaining term of such Contract or arrangement;

(v)                                 all management Contracts (excluding Contracts for employment) and Contracts with other consultants involving the payment of royalties or other amounts calculated based upon the revenues or income of any Transferred Entity or income or revenues related to any product of any Transferred Entity to which any Transferred Entity is a party and which is reasonably likely to involve the payment of consideration of more than $250,000 in the aggregate over the remaining term of such Contract;

(vi)                              all Contracts evidencing Debt of any Transferred Entity (x) where the maximum principal or face amount of Debt which may be incurred thereunder exceeds $250,000 in the aggregate, or (y) which has a term longer than one year;

(vii)                           all Contracts with any Governmental Authority to which any Transferred Entity is a party, other than (1) individual Contracts involving aggregate consideration over the life of the Contract of less than $250,000, or (2) Contracts relating to sales tax, development and incentive agreements with local municipalities;

(viii)                        all Contracts or arrangements that result in any Person holding a power of attorney from any Transferred Entity that relates to any Transferred Entity or any of their respective businesses;

(ix)                                all Contracts that limit, or purport to limit, the ability of any Transferred Entity to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)                                   all Contracts and constituent documents relating to material joint ventures of any Transferred Entity;

(xi)                                all Contracts (oral or written) relating to or providing for Affiliate Transactions;

provided, however, that any Company Material Contract that can be cancelled by any Transferred Entity (or Affiliate thereof) on 90 days or less notice without the payment of any material consideration or penalty shall not be deemed a Company Material Contract.

(b)                                 Except as set forth in Section 4.16(b) of the IAC Disclosure Schedule, (i) each Company Material Contract to which any Transferred Entity is a party is a legal, valid and binding agreement of such Transferred Entity, and the applicable Transferred Entity is in compliance with all of its material obligations contained therein; (ii) no IAC Party or any of their respective Affiliates is in material breach or violation of, or default under, any material provision of any Company Material Contract, and, to the knowledge of the IAC Parties, no party (other than any IAC Party or any of their respective Affiliates) is in material breach or violation of, or default under, any Company Material Contract; (iii) the Transferred Entities have not received written notice of, and no IAC Party has any knowledge of, any claim of default, including any notice purporting to impose an obligation on any Transferred Entity to cure a default, under any such Company Material Contract; and (iv) none of the execution of this Agreement or of any Ancillary Agreement or the consummation of the Transactions would constitute an event of default or a default, or with notice, lapse of time or both would constitute a default, give rise to any right of termination, cancellation, acceleration, vesting, repurchase, prepayment or repayment or to increased payments under, or otherwise adversely affect any rights of any Transferred Entity in any material respect under, any Company Material Contract.

(c)                                  True, correct and complete copies of all Company Material Contracts, including all amendments thereto, have been made available to Liberty or a representative of Liberty.

(d)                                 Except as disclosed in Section 4.16(d) of the IAC Disclosure Schedule, there are not, and since January 1, 2009 there have not been any material obligations, transactions, Contracts, allocations or other arrangements (oral or written) (i) to which any Transferred Entity, on the one hand, and IAC or any of its Affiliates (other than any Transferred Entity) (the “IAC Affiliated Persons”), on the other hand, are parties, (ii) pursuant to which any IAC Affiliated Person is obligated, bound or required to perform any obligation, covenant or agreement for the direct or indirect benefit of any Transferred Entity or (iii) pursuant to which any Transferred Entity is obligated, bound or required to perform any obligation, covenant or agreement for the direct or indirect benefit of any IAC Affiliated Persons (including any of the foregoing where a third party is also a party) (collectively, but excluding any obligations, transactions, Contracts, allocations or other arrangements effected in connection with the IAC Restructuring, the “Affiliate Transactions”).

Section 4.17.                                     Assets; Properties and Occupancy Agreements.

(a)                                  Other than with respect to matters covered by the Ancillary Agreements (and together with any services or other benefits or rights to be provided thereunder), (i) the Transferred Entities have good, valid and sufficient title to or right to use, and immediately following the Closing will have good, valid and sufficient title to or right to use, their properties and assets in each case free and clear of all Liens, conditions, limitations or restrictions of any nature (other than those created in the ordinary course of business), other than Permitted Liens, (ii) the Transferred Entities have, and immediately after Closing will have, in their own respective names or otherwise have the right to use, all material assets, material Contracts and other material rights as are necessary for the conduct of the Transferred Businesses as they are conducted as of the date hereof (other than those to be provided pursuant to the Ancillary Agreements (subject to the terms thereof)), and (iii) immediately following the Closing there will be no material assets, material Contracts or other material rights (other than those to be provided pursuant to the Ancillary Agreements (subject to the terms thereof)) held by or in the name of IAC or any of its Subsidiaries that are necessary for the conduct of the Transferred Businesses as they are conducted as of the date hereof.  Other than with respect to the matters covered by the Ancillary Agreements or as set forth on Section 4.17(a) of the IAC Disclosure Schedule, the Transferred Businesses are conducted entirely through the Transferred Subsidiaries.

(b)                                 (i)                                     Each parcel of real property (the “Company Real Property”) owned, leased, used or held for use in the conduct of the Transferred Businesses by the Transferred Entities is listed on Section 4.17(b)(i) of the IAC Disclosure Schedule.

(ii)                                  Each lease, use or occupancy agreement or similar agreement, including any amendments and modifications thereto, under which any Company Real Property is leased, used or held by a Transferred Entity (collectively, the “Company Occupancy Agreements”), is listed on Section 4.17(b)(ii) of the IAC Disclosure Schedule.

Section 4.18.                                     Environmental Matters.  Except for matters that would not reasonably be expected to have a Company Material Adverse Effect, (a) no Transferred Entity is in violation of any Environmental Law (excluding violations which have been resolved with the applicable Governmental Authority); (b) there have been no releases of any Hazardous Substances at any of the properties currently or, during the period of ownership, lease or operation by a Transferred Entity, formerly, owned, leased or operated by any Transferred Entity (including soils and surface and ground waters) that would reasonably be expected to result in a claim under any Environmental Law against any Transferred Entity; (c) no Transferred Entity has received, nor has any IAC Party received on behalf of a Transferred Entity, written notice of a claim alleging any Transferred Entity is liable under any Environmental Law (including pending or threatened liens); (d) the Transferred Entities have all permits, licenses and other authorizations required under any Environmental Law for the Transferred Businesses as currently conducted (“Environmental Permits”); (e) each Transferred Entity has since January 1, 2009 been and is in material compliance with such Environmental Permits (excluding non-

compliances which have been resolved to the satisfaction of the applicable Governmental Authority); and (f) no Transferred Entity is an indemnitor in connection with any threatened or asserted claim by any third party indemnitee for any Liability under any Environmental Law or any Liability relating to any release of Hazardous Substances.  Neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the Transactions will trigger any requirement to notify, or obtain any material Consent of, any Governmental Authorities under any applicable Environmental Law or any consent decree, order or judgment pursuant to any applicable Environmental Law.

Section 4.19.                                     Insurance.

(a)                                  Section 4.19(a) of the IAC Disclosure Schedule sets forth a list of all effective insurance policies that are material to the Transferred Businesses (each, a “Company Material Insurance Policy”) under which any IAC Party or Transferred Entity is an insured, a named insured or otherwise the principal beneficiary of coverage insuring or providing coverage for the benefit of or with respect to any aspect of the Transferred Businesses.  The types and amounts of coverage provided under the Company Material Insurance Policies are usual and customary in the context of the Transferred Businesses and the risk insured against by such Company Material Insurance Policies.

(b)                                 Notwithstanding any other provision of this Agreement or any of the Ancillary Agreements, it is acknowledged and agreed that none of the Company Material Insurance Policies shall be transferred to Liberty or the Transferred Entities at the Closing, and that the Transferred Entities shall not be covered by or receive the benefit of such policies following the Closing.

Section 4.20.                                     Brokers or Finders.  Except as set forth in Section 4.20 of the IAC Disclosure Schedule, no agent, broker, investment banker, financial advisor or other Person (any such Person, a “Broker”) is or will be entitled to any financial advisory, broker’s, finder’s or similar fee or commission in connection with the Transactions (collectively, “Broker Fees”) based upon arrangements made by or on behalf of any IAC Party or any Transferred Entity.

Section 4.21.                                     Tax.

(a)                                  Filing and Payment.  (i) All material Tax Returns required to be filed with any Taxing Authority by or on behalf of the Transferred Entities or otherwise with respect to any of the Transferred Businesses have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (ii) all such Tax Returns are accurate and complete in all material respects; (iii) all material Taxes due and payable by the Transferred Entities or with respect to the Transferred Businesses have been timely paid, or withheld and remitted to the appropriate Taxing Authority; (iv) no written claim that remains unresolved has been made by any Taxing Authority in a jurisdiction where any of the Transferred Entities does not file a Tax Return that it is, or may be, subject to income or franchise Tax by that jurisdiction; and (v) there are no material Liens on any of the assets of any of the Transferred Entities that arose in connection with any failure (or alleged failure) to pay any Tax (except for Permitted Liens).

(b)                                 Withholding.  Each of the Transferred Entities has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by applicable Law, complied in all material respects with its obligations to withhold from and pay over to the proper Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws.

(c)                                  Proceedings and Compliance.  Except as set forth in Section 4.21(c) of the IAC Disclosure Schedule, (i) no outstanding written claim has been received, and no audit, action, suit or proceeding is in progress, against or with respect to any of the Transferred Entities or the Transferred Businesses in respect of any material amount of Tax; and (ii) all material deficiencies, assessments or proposed adjustments asserted against any of the Transferred Entities or with respect to any of the Transferred Businesses by any Taxing Authority have been paid or fully and finally settled.

(d)                                 Timing.  Except as set forth in Section 4.21(d) of the IAC Disclosure Schedule, none of the Transferred Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting made prior to the Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) entered into prior to the Closing, (iii) any installment sale or open transaction occurring prior to the Closing or (iv) election pursuant to Section 108(i) of the Code made prior to the Closing.

(e)                                  Availability of Tax Returns.  IAC has furnished or made available to Liberty or a representative of Liberty complete and accurate copies of all portions of United States federal income Tax Returns and material state income Tax Returns relating to the Transferred Entities, and including, in each case, any amendments thereto, filed by or on behalf of any such Transferred Entities prior to the date hereof for all taxable periods beginning after December 31, 2004.

(f)                                    Consolidation and Similar Arrangements; Tax Sharing Agreements.  None of the Transferred Entities (i) is or has been within the past six years a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, other than an affiliated group the common parent of which is or was IAC (an “IAC Group”), (ii) is or has been within the past six years a member of any affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes other than a group the common parent of which is IAC, (iii) is a party to, or has any liability for any Tax under, any tax sharing agreement or arrangement (other than such agreements or arrangements with IAC), or (iv) has any material liability for the Taxes of any Person as a transferee or successor.

(g)                                 Statute of Limitations.  Except as set forth in Section 4.21(g) of the IAC Disclosure Schedule, no waiver or extension of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency is in effect for any of the Transferred Entities.

(h)                                 Section 355.  Except with respect to the Transactions, during the two-year period ending on the date hereof, none of the Transferred Entities has constituted either a “distributing corporation” or a “controlled corporation” (or is a successor to a corporation that constituted a “distributing corporation” or a “controlled corporation” during such two-year period) in a distribution of stock qualifying or intended to qualify under Section 355 of the Code.

(i)                                     Listed Transactions.  None of the Transferred Entities has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j)                                     Certain Agreements and Rulings.  None of the Transferred Entities is a party to or bound by any advance pricing agreement, closing agreement or other agreement or ruling relating to Taxes with any Taxing Authority that will remain in effect with respect to such Transferred Entity after the Closing.

Section 4.22.                                     Transactions with Directors, Officers and Affiliates.  Except as set forth on Section 4.22 of the IAC Disclosure Schedule, no Transferred Entity is a party to any agreement or arrangement with any of the directors, officers or equityholders of the Transferred Entities or any Affiliate or family member of any of the foregoing under which it:  (i) leases any real or personal property (either to or from such Person), (ii) licenses technology (either to or from such Person), (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (iv) purchases products or services from such Person, (v) pays or receives commissions, rebates or other payments or (vi) provides or receives any other material benefit.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE LIBERTY PARTIES

Except as set forth in the Liberty Disclosure Schedule, provided that the information set forth in any one section of the Liberty Disclosure Schedule will be deemed to be included in all other relevant sections of such Liberty Disclosure Schedule, and be deemed to modify the other corresponding representations and warranties contained in this Article V accordingly, if and solely to the extent that the relevancy of such information to such other sections of the Liberty Disclosure Schedule is reasonably apparent (including by explicit cross-reference or incorporation by reference) from the information so disclosed, the Liberty Parties, jointly and severally, represent and warrant to IAC that:

Section 5.01.                                     Corporate Existence and Power; Corporate Authorization.  Each Liberty Party is a corporation or limited liability company, as the case may be, duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation.  Each Liberty Party has the full power and authority to execute and deliver this Agreement and to consummate the Transactions (other than with respect to the IAC Restructuring).  Liberty and each Subsidiary of Liberty has the full power and authority to execute and deliver each Ancillary Agreement to which such Person will be a party and to consummate the Transactions (other than with respect to the IAC Restructuring) contemplated thereby.  Liberty and each Subsidiary of Liberty that will execute any other documents in connection with the Closing as contemplated hereby, including the Liberty Certificate (collectively, the “Liberty Closing Documents”) has the full power and authority to execute the Liberty Closing Documents to which such Person will be a party.  The execution, delivery and performance by each Liberty Party of this Agreement and the consummation by each Liberty

Party of the Transactions (other than with respect to the IAC Restructuring) are within such Liberty Party’s corporate powers and have been duly authorized by all necessary corporate or other legal action.  The execution, delivery and performance by Liberty and each Subsidiary of Liberty of each Ancillary Agreement to which such Person will be a party, and the consummation by each such Person of the transactions contemplated thereby, have been duly authorized by all necessary corporate or other legal action.  The execution and delivery by Liberty and each Subsidiary of Liberty that will execute a Liberty Closing Document as contemplated hereby of each Liberty Closing Document so executed and delivered by such Person are within such Person’s corporate or other legal powers and have been duly authorized by all necessary corporate or other legal action.  This Agreement, when executed and delivered by each Liberty Party, will be duly executed and delivered by each such Liberty Party and, when executed and delivered by the other parties thereto, will constitute a valid, binding and enforceable agreement of each such Liberty Party enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principals governing the availability of equitable remedies).  Each Ancillary Agreement, when executed and delivered by Liberty or any of its Subsidiaries in accordance with this Agreement, will be duly executed and delivered by such Person and, when executed and delivered by the other parties thereto, will constitute a valid, binding and enforceable agreement of such Person enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principals governing the availability of equitable remedies). Each Liberty Closing Document, when executed and delivered by Liberty or any Subsidiary of Liberty in accordance with this Agreement, will be duly executed and delivered by such Person.

Section 5.02.                                     No Consents or Approvals.  The execution, delivery and performance by each Liberty Party of this Agreement and by Liberty and each Subsidiary of Liberty of each Ancillary Agreement to which such Person is a party as contemplated hereby does not and will not require any Liberty Party or any of their respective Subsidiaries to obtain any Consent under any Law or any Contract to which any Liberty Party or any of their respective Subsidiaries is a party or by which any of the assets or properties of any Liberty Party or any of their respective Subsidiaries is bound or make or file any requisite Filing with any Governmental Authority, except for (i) such Consents as have previously been obtained, or such Filings as have previously been made, and, in each case, which are in full force and effect, (ii) those Consents required to be obtained or Filings required to be made by the IAC Parties or the Transferred Entities in connection with the consummation of the Transactions and (iii) such other Consents the failure of which to have been obtained, and such other Filings the failure of which to have been made, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of the Liberty Parties to consummate the Transactions (other than with respect to the IAC Restructuring).

Section 5.03.                                     Non-Contravention.  The execution, delivery and performance by each of the Liberty Parties of this Agreement, and by Liberty and each Subsidiary of Liberty that will be a party to an Ancillary Agreement as contemplated hereby of each Ancillary Agreement to which such Person will be a party, and the consummation of the Transactions (other than with respect to the IAC Restructuring) by the Liberty Parties, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws or other organizational or governing documents of such Person, (ii) contravene, conflict with, or result in a violation or breach of any provision of any applicable Law subject, in the case of this clause (ii), to the matters referred to in clause (ii) of Section 5.02, (iii) require any action by any Liberty Party under, constitute a default under, or cause or permit, the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Liberty Party is entitled under any provision of any material agreement or other material instrument to which any Liberty Party is a party or by which any of the assets or properties of any Liberty Party is bound, or (iv) result in the creation or imposition of any Lien, condition, limitation or restriction of any nature  on any asset of any Liberty Party (other than as expressly contemplated herein or in the Ancillary Agreements, and other than any such Lien, condition, limitation or restriction granted or created by IAC or any of its Affiliates) and except, in the case of clauses (ii), (iii) and (iv) as has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Liberty Parties to consummate the Transactions (other than with respect to the IAC Restructuring).

Section 5.04.                                     Legal Proceedings.  There is no Legal Proceeding pending or, to Liberty’s knowledge, threatened in writing against any Liberty Party or any of its Subsidiaries before any Governmental Authority relating to the Transactions (other than with respect to the IAC Restructuring), and there is no provision of any Law applicable to any Liberty Party or any of its Subsidiaries and no judgment, injunction, order or decree applicable to or by which any Liberty Party or any of its Subsidiaries is bound which prohibits, enjoins or otherwise adversely affects, or would reasonably be expected to prohibit, enjoin or otherwise adversely affect, the consummation of the Transactions (other than with respect to the IAC Restructuring).

Section 5.05.                                     Liberty IAC Shares.  Prior to the Liberty/Diller Exchange, the Stockholder owns of record and beneficially (i) 12,799,999 shares of IAC Class B Common Stock, free and clear of all Liens, other than Liens arising under this Agreement, the Stockholders Agreement or any Ancillary Agreement, created by IAC or any of its Affiliates, arising under securities Laws of general applicability or as set forth on Section 5.05 of the Liberty Disclosure Schedule, and (ii) no other shares of IAC Stock.  The shares of IAC Class B Common Stock referred to in the preceding sentence constitute all shares of IAC Stock owned beneficially by Liberty or any of its Affiliates.  The Liberty IAC Shares together with the Liberty IAC Holdback Shares will, immediately prior to the delivery of the Liberty IAC Shares as contemplated by Article II of this Agreement, (i) constitute all shares of IAC Stock beneficially owned by any of the Liberty Parties and their Affiliates and (ii) assuming in the case of any Liberty IAC Shares and Liberty IAC Holdback Shares that are Liberty/Diller Exchange Shares that the representations and warranties made to Liberty by Diller in the Liberty/Diller Agreement with respect to the Liberty/Diller Exchange Shares are true and correct, be owned of record and beneficially by Stockholder, free and clear of all Liens, other than Liens arising under this Agreement, the Stockholders Agreement or any Ancillary Agreement, created by Diller, IAC or any of their respective Affiliates, or arising under securities Laws of general applicability.  Immediately after the Closing (with respect to the Liberty IAC Shares) and immediately after the True-Up Date (with respect to the Liberty True-Up IAC Shares), IAC will have good and valid title to all of the Liberty IAC Shares and the Liberty True-Up IAC Shares, if any, free and clear of all Liens, assuming in the case of any Liberty IAC Shares and Liberty IAC Holdback Shares that are Liberty/Diller Exchange Shares that the representations and warranties made to Liberty by Diller in the Liberty/Diller Agreement with respect to the Liberty/Diller Exchange Shares are true and correct, other than Liens arising under this Agreement or any Ancillary Agreement, created by Diller, IAC or any of their respective Affiliates or arising under securities Laws of general applicability.

Section 5.06.                                     Private Placement.

(a)                                  Liberty is acquiring the Company Shares solely for the purpose of investment for its own account, not as a nominee or agent, and not with a view to, or for offer or sale in connection with, any distribution thereof in any transaction which would be in violation of the securities Laws of the United States of America or any state thereof. Liberty has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to any other Person with respect to any of the Company Shares. Liberty is an “accredited investor,” as that term is defined in Regulation D promulgated under the 1933 Act.

(b)                                 Liberty has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company and is capable of bearing the economic risks and complete loss of such investment.

(c)                                  Liberty understands that the Company Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the 1933 Act, or the availability of an exemption therefrom.

Section 5.07.                                     Brokers or Finders.  Except as set forth in Section 5.07 of the Liberty Disclosure Schedule, no Broker is or will be entitled to any Broker Fees based upon arrangements made by or on behalf of any Liberty Party.

ARTICLE VI
COVENANTS AND AGREEMENTS

Section 6.01.                                     Further Assurances; Certain Covenants

(a)                                  In the event that after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement will use their reasonable best efforts to take such action (including IAC causing any of its employees that are officers or directors of the Transferred Entities to resign from such positions to the extent they have not done so prior to the Closing) and shall reasonably cooperate in good faith with the other parties hereto in respect of any such action.  Without limiting the generality of the foregoing, until transferred to IAC in accordance with Section 3.02(g), the Stockholder shall (and Liberty shall ensure that Stockholder shall) continue to own of record all of the Liberty True-Up IAC Shares (and shall continue to own of record and for the avoidance of doubt shall not Transfer (as defined in the Stockholders Agreement) or create any Lien upon any of the Liberty IAC Holdback Shares) free and clear of all Liens, other than Liens arising under this Agreement or any Ancillary Agreement, created by Diller, IAC or any of their respective Affiliates or arising under securities Laws of general applicability, such that, immediately after the transfer of such shares to IAC in accordance with Section 3.02(g), IAC will have good and valid title to all of the Liberty True-Up IAC Shares, free and clear of all Liens, assuming in the case of any Liberty True-Up IAC Shares that are Liberty/Diller Exchange Shares that the representations and warranties made to Liberty by Diller in the Liberty/Diller Agreement with respect to the Liberty/Diller Exchange Shares are true and correct, other than Liens arising under this Agreement or any Ancillary Agreement, created by Diller, IAC or any of their respective Affiliates or arising under securities Laws of general applicability. For the avoidance of doubt, after the True-Up Date, the restrictions set forth in this Section 6.01 will not apply to any Liberty IAC Holdback Shares that are not required to be delivered to IAC as Liberty True-Up IAC Shares pursuant to Section 3.02(g).

(b)                                 Within six months of the Closing Date, Liberty and its Affiliates (including the Transferred Entities) shall change the names of any entities (including IAC Advertising) and any Intellectual Property featuring (in any combination or capitalization, with or without spacing in between and whether or not in conjunction with other terms or characters), one or more of the terms “IAC,” “IAC Advertising,” or “InterActiveCorp” so as not to include such terms, alone or in combination (provided, however, that with respect to Internet domain names, Liberty may re-direct users to domain names or uniform resource locators that do not contain any of such terms) and shall cease using any such terms in the conduct of their businesses (including the Transferred Businesses) other than to notify Persons of such name change.  For the avoidance of doubt, none of this Agreement, the Ancillary Agreements or the Transactions shall be deemed to grant Liberty or any of its Affiliates any rights to the terms (however capitalized) “IAC,” “IAC Advertising,” or “InterActiveCorp” or other Intellectual Property of IAC or any of its Affiliates (other than the Transferred Entities), except as expressly set forth in the Ancillary Agreements.

Section 6.02.                                     Confidentiality.

(a)                                  Each Liberty Party acknowledges that the information being provided to it by the IAC Parties and the Transferred Entities in connection with the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.  Effective upon the Closing, the Confidentiality Agreement will terminate with respect to all Confidential Information provided thereunder regarding the Transferred Entities and the Transferred Businesses but shall otherwise survive in accordance with its terms with respect to any other Confidential Information provided thereunder concerning or relating to IAC or any Affiliate thereof.

(b)                                 From and following the Closing until the three-year anniversary of the Closing, IAC shall hold, and shall use its reasonable best efforts to cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all Confidential Information regarding the Transferred Entities or the Transferred Businesses remaining in the possession of IAC or any of its Affiliates following the Closing, which shall be considered proprietary information of Liberty following the Closing.  IAC shall satisfy its obligation to hold such Confidential Information in confidence if it exercises the same care with respect to such Confidential Information as it exercised to preserve the confidentiality of such Confidential Information prior to the Closing and on or after the Closing pursuant to Section 6.02(c) (and in no event less than reasonable care). The confidentiality obligations of this Section 6.02(b) will not apply to any such Confidential Information that (i) is published or otherwise became part of the public domain, in each case through no fault of IAC, or (ii) is required to be disclosed by judicial or administrative process or other regulatory body or by any other requirements of Law, stock exchange rules or NASDAQ rules, in each case, having jurisdiction over IAC or any of its Affiliates; provided, however, that in the event IAC and/or any of its Representatives (as such term is defined in the Confidentiality Agreement) receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena or order issued by a court of competent jurisdiction or under a civil investigative demand or similar legal, regulatory or administrative process, (i) IAC agrees to, to the extent legally permitted, promptly notify Liberty of the existence, terms and circumstances surrounding such a request and (ii) if IAC or its applicable Representative is in the opinion of its counsel compelled to disclose all or a portion of the Confidential Information, IAC or its applicable Representative may disclose only that Confidential Information that its counsel advises that it is compelled to disclose and will exercise reasonable efforts, at Liberty’s sole expense, to obtain assurance that confidential treatment will be accorded to that Confidential Information that is being so disclosed.  Notwithstanding anything to the contrary herein, (i) IAC may use such Confidential Information to the extent reasonably necessary for purposes of preparing and filing Tax Returns, corresponding with tax authorities, preparing accounting records, and in connection with any litigation, including litigation arising out of, relating to or resulting from the Transactions and (ii) IAC may publicly disclose the financial results of the Transferred Subsidiaries for the periods prior to the Closing as part of financial reporting as permitted pursuant to Section 6.06 and for investor relations purposes.

(c)                                  Except to the extent prohibited by applicable Law or as would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege (it being understood that the parties shall use reasonable best efforts to cause such information to be provided in a manner that does not result in such violation, loss or impairment), Liberty acknowledges and agrees that IAC may from time to time for a period of three years, subsequent to the consummation of the Transactions, require access to or copies of the business records of Company, the Transferred Subsidiaries or the Transferred Businesses to the extent relating to the operations of the Transferred Businesses prior to the Closing and Liberty agrees that upon reasonable prior notice from IAC it will, during normal business hours and upon reasonable notice, provide or cause to be provided to IAC reasonable access to or copies of such records as may be necessary to permit IAC to, at its sole expense, make, or cause to made, such investigations thereof as are reasonably necessary (as determined in good faith by IAC); provided, however, that such access does not unreasonably disrupt the normal operations of any Liberty Party or any of their Subsidiaries.  IAC hereby agrees to hold any Confidential Information so provided in confidence in accordance with Section 6.02(b) hereof (subject to the final sentence thereof).

Section 6.03.                                     Ancillary Agreements.  Each of IAC and Liberty agrees to execute or cause the applicable of their respective Subsidiaries to execute, concurrently with the Closing, each of the Ancillary Agreements to which it is to be a party in accordance herewith.

Section 6.04.                                     Employee Matters.

(a)                                  Other than with respect to any Transferred Entity Plan, and, except as otherwise provided by this Section 6.04 or payments to be made by the Company pursuant to the Company Transition Services Agreement, neither the assets nor the liabilities of any Employee Plans or any other employee benefit plan, arrangement, policy or program sponsored, maintained or contributed to by IAC or its Subsidiaries (other than any Transferred Entity) (collectively with the Employee Plans, other than any Transferred Entity Plan, the “IAC Plans,” it being understood that “IAC Plans” does not include any Transferred Entity Plan) shall be transferred to or assumed by any Transferred Entity pursuant to or in connection with the Transactions.  Except as otherwise provided in the Company Transition Services Agreement, as of the Closing Date, each of the Transferred Entities shall cease to participate in any of the IAC Plans and each Transferred Employee shall cease active participation in the IAC Plans.  Except as otherwise provided by this Section 6.04 or payments to be made by the Company pursuant to the Company Transition Services Agreement, IAC or its Subsidiaries (other than the Transferred Entities) shall be responsible for all Liabilities associated with the IAC Plans and shall retain and satisfy all such Liabilities, and such Liabilities shall not be the responsibility of Liberty or any of the Transferred Entities.  For the avoidance of doubt, unless expressly allocated to Liberty or the Transferred Entities pursuant to Sections 6.04(b)-(i) of this Agreement or in the case of payments to be made by the Company pursuant to the Company Transition Services Agreement, all Liabilities arising under the IAC Plans from or related to employees or employee benefits and arising, in whole or in part, as a result of the execution of this Agreement or the consummation of the Transactions, shall be the responsibility of IAC or its Subsidiaries (other than the Transferred Entities), which shall retain and satisfy all such Liabilities, and shall not be the responsibility of Liberty or any of the Transferred Entities.

(b)                                 The assets and liabilities of any Transferred Entity Plan shall be retained by the Transferred Entities pursuant to and in connection with the Transactions.  The Transferred Entities shall be responsible for all Liabilities associated with the Transferred Entity Plans and shall retain and satisfy all such Liabilities, and such Liabilities shall not be the responsibility of IAC or any of its Subsidiaries (other than the Transferred Entities).

(c)                                  Section 6.04(c) of the IAC Disclosure Schedule contains a true and complete list of employees, as of the date hereof, who, immediately prior to the Closing, will be employed by the Transferred Subsidiaries, including the names, dates of service, current rate of compensation, employment status (including whether any such employee is on approved leave of absence (whether family leave, workers’ maternity or parental leave, workers’ compensation, short-term and long-term disability, medical leave or otherwise), title and standard hours (collectively, the “Transferred Employees”). IAC shall have the right, prior to or at the Closing, to transfer the employment of any Transferred Employee not already employed by one of the Transferred Subsidiaries or the Company to a Transferred Subsidiary.  Liberty acknowledges and agrees that, effective as of the Closing Date, each Transferred Employee shall be initially employed in a substantially comparable position to the position in which such Transferred Employee was employed immediately prior to the Closing Date.  For one year following the Closing, Liberty shall, and shall cause its Affiliates to, provide the Transferred Employees who remain employed with Liberty and its Affiliates with the same rate of base salary and wages and, if applicable, rate of commissions in effect as of the date immediately prior to the Closing Date and with employee benefit and compensation plans, programs and arrangements that are substantially equivalent in the aggregate to those provided to similarly situated employees of Liberty and its Affiliates.  For the avoidance of doubt, nothing in this Agreement will require Liberty or the Transferred Entities to continue the employment of any individual following Closing.

(d)           If, during the six-month period beginning on the Closing Date, the employment of any Transferred Employee is terminated by Liberty or any of its Affiliates without cause or Liberty or any of its Affiliates subjects any Transferred Employee to any indefinite lay-off, or if any Transferred Employee voluntarily terminates employment either because Liberty and its Affiliates have failed to honor the terms of employment required by this Section 6.04 with respect to such employee or because a condition of continued employment is such employee’s agreement to relocate to a job site more than 30 miles from such employee’s job site immediately prior to the Closing Date, Liberty or its Affiliates shall provide to such Transferred Employee a lump sum severance payment equal to not less than one (1) week of pay for every six (6) full months of service (with service with IAC and its Subsidiaries prior to the Closing Date and service with Liberty or its Affiliates after the Closing Date credited for purposes of determining such severance).

(e)           For purposes of all plans, programs or arrangements maintained, sponsored or contributed to by Liberty or its Affiliates in which the Transferred Employees shall be eligible to participate, Liberty shall cause each such plan, program or arrangement to treat the prior service of each Transferred Employee with IAC, the Transferred Entities or any of their Subsidiaries as service rendered to Liberty and its Affiliates for purposes of eligibility and vesting for all purposes and levels of benefits, including severance and vacation, except to the extent such treatment would result in any benefit accrual under any defined benefit pension plan or would result in the duplication of benefits with respect to the same period of service. From and after the Closing, or such later time as may be provided by the Company Transition Services Agreement, Liberty and its Affiliates shall (i) cause any pre-existing conditions, limitations and eligibility waiting periods under any group health plans of Liberty or its Affiliates to be waived with respect to the Transferred Employees and their eligible dependents to the extent such condition would have been covered, or limitation or waiting period would not have applied, with respect to such Transferred Employee (or dependent) under the terms of the Employee Benefit Plan in which such Transferred Employee was a participant immediately prior to the Closing (or, if later, the date of the transition from IAC’s plans to Liberty’s plans) to the extent allowable under such plans of Liberty or its Affiliates and (ii) give each Transferred Employee credit for the plan year in which the Closing Date (or the transition from IAC’s plans to Liberty’s plans) occurs towards applicable deductibles, coinsurance and annual out-of-pocket limits for expenses incurred during the portion of the plan year prior to the Closing Date (or such transition date).

(f)            No later than August 1, 2011 (the “FSA Transition Date”), the Company will establish flexible spending accounts for medical and dependent care expenses under a new or existing plan (“Liberty’s FSA”) for each Transferred Employee who, on or prior to the FSA Transition Date, is a participant in a flexible spending account for medical and dependent care expenses under an IAC Plan (“IAC’s FSA”) or who elects to participate in Liberty’s FSA.  The Company will credit or debit, as applicable, effective as of the FSA Transition Date, the applicable account of each Transferred Employee under Liberty’s FSA with an amount equal to the balance of each such Transferred Employee’s account under IAC’s FSA as of immediately prior to the FSA Transition Date.  Within 30 days after the FSA Transition Date, IAC will pay to the Company the net aggregate amount of the account balances credited under Liberty’s FSA, if such amount is positive, and the Company will pay to IAC the net aggregate amount of the account balances credited under Liberty’s FSA, if such amount is negative.  Thereafter, Liberty’s

FSA shall be responsible for all claims incurred by Transferred Employees in the plan year in which the FSA Transition Date occurs.

(g)           For the period from the Closing Date until the end of the calendar year in which the Closing Date occurs, each Transferred Employee shall receive the same rate of vacation accrual that was provided by IAC or its Subsidiaries to such employee as of the close of business on the Closing Date, with Liberty giving each Transferred Employee credit for the same number of vacation days he or she has accrued but not used in the calendar year in which the Closing Date occurs, and each Transferred Employee shall be permitted to use his or her unused vacation entitlement as of the Closing Date until the end of the calendar year in which Closing occurs in accordance with Liberty’s policies.  With respect to the calendar year in which the Closing Date occurs, each Transferred Employee shall be credited with the number of sickness benefit days accrued under IAC’s program through the Closing Date.  Liberty shall treat all service accrued or deemed accrued prior to the Closing Date with IAC and its Subsidiaries and their respective predecessors, successors and assigns as service rendered to Liberty and its Affiliates for purposes of determining the rate of accrual of vacation benefits and sick days for Transferred Employees.

(h)           IAC Equity Awards.

(i)            On the Closing Date, Liberty shall grant to each Transferred Employee a number of Liberty Interactive Restricted Shares (as defined below), on generally the same terms and conditions (including applicable vesting requirements) equal to the product of the number of unvested IAC RSUs held by such Transferred Employee as of the Closing Date multiplied by the Exchange Ratio (as defined below).  Each “Liberty Interactive Restricted Share” shall represent a grant of a share of Liberty Interactive Series A common stock, par value $0.01 per share (“Liberty Interactive Common Stock”), subject to forfeiture until the vesting date, with vesting contingent upon continued employment by Liberty or one of its Affiliates through the applicable service periods and the attainment of the applicable vesting performance targets, if any, provided for with respect to the IAC RSUs, and with administrative, adjustment and change in control terms and conditions as provided in accordance with Liberty’s governing incentive plan.

(ii)           On the Closing Date, Liberty shall grant to each Transferred Employee an option (a “Liberty Interactive Option”) to purchase, on generally the same terms and conditions (including applicable vesting requirements) as applied to each unvested IAC Option held by such Transferred Employee immediately prior to the Closing Date, a number of shares of Liberty Interactive Common Stock equal to the number of shares of IAC Common Stock subject to such IAC Option immediately prior to the Closing Date multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Liberty Interactive Common Stock (rounded up to the nearest whole penny) equal to the exercise price for each such share of IAC Common Stock subject to such IAC Option immediately prior to the Closing Date divided by the Exchange Ratio. The Liberty Interactive Options shall vest on the same (original) vesting schedule as the IAC Options set forth next to each Transferred Employee’s name, with such vesting contingent solely upon continued employment by Liberty or one of its Affiliates through the applicable vesting periods, and with administrative, adjustment and change in control terms and conditions as provided in accordance with Liberty’s governing incentive plan.  For the avoidance of doubt, Liberty agrees that each Liberty Interactive Option shall vest at the time that the IAC Option with respect to which any Liberty Interactive Option corresponds would have vested assuming the applicable employee remained continuously employed with IAC and its Affiliates through the applicable vesting dates.

(iii)          For purposes of this Section 6.04(h), “Exchange Ratio” means the quotient obtained by dividing (A) the IAC Closing Market Price, by (B) the last reported sale price on The NASDAQ Stock Market for Liberty Interactive Common Stock on the Closing Date.

(i)            401(k) Plan Spin-Off.

(i)            As soon as practicable after the Closing Date (and, subject to Section 6.04(i)(ii) below, in no event later than 90 days after the end of the benefits continuation period set forth in the Company Transition Services Agreement), the Company shall establish one or more defined contribution savings plans intended to qualify under Sections 401(a) and 401(k) of the Code, and/or designate one or more existing defined contribution savings plans sponsored by Liberty or any of its Subsidiaries, that are so qualified (such plans, collectively and separately, “Liberty Savings Plan”).  Upon the compliance by the Company with the requirements of Section 6.04(i)(ii) below, IAC shall direct the trustee of the IAC Savings Plan to transfer to the trust under the Liberty Savings Plan liability for the account balance of each participant in the IAC Savings Plan who is a Transferred Employee (the “Transferred Savings Plan Participants”), together with cash, cash equivalents, securities or other mutually acceptable property, the value of which on such transfer date is equal to the liability.  In no event will the assets transferred to the Liberty Savings Plan include any shares of IAC Common Stock.

(ii)           For each Liberty Savings Plan (if any) that is newly created, Liberty shall provide IAC with written evidence of (w) the adoption of the Liberty Savings Plan by the Company, (x) the creation of the trust thereunder, (y) the submission by Liberty of the Liberty Savings Plan to the IRS for a favorable determination letter, and (z) any other information reasonably requested by IAC that establishes that the terms of Liberty Savings Plan meet the applicable requirements of Section 401(a) and 401(k) of the Code.  For each Liberty Savings Plan (if any) that is not newly created, the Company shall provide IAC with a copy of the most recently issued determination letter from the IRS, stating that such Liberty Savings Plan is qualified under Sections 401(a) and 401(k) of the Code.  For the IAC Savings Plan, IAC shall provide the Company with a copy of the most recently issued determination letter from the IRS, stating that such IAC Savings Plan is qualified under Sections 401(a) and 401(k) of the Code.  In addition, the Company and IAC shall cooperate in (A) making all other filings required under the Code or ERISA and any applicable securities laws, (B) implementing all appropriate communications with participants, (C) transferring appropriate records, and (D) taking all such other actions as may be necessary and appropriate to implement the provisions of this Section 6.04(i) in a timely manner.

(j)            Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall (i) create any third party rights on behalf of any Person, (ii) require any fixed duration of employment after Closing (subject to the obligations set forth in Section 6.04(d)) or limit the ability of the Transferred Entities to terminate any employee, including any Transferred Employee or (iii) limit the ability of any party to amend or terminate any employee benefit plan, program or arrangement.

Section 6.05.            Intercompany Services and Accounts.  Except for the Ancillary Agreements, (A) all Contracts pursuant to which any goods, services, materials or supplies have at any time been provided (i) by any Transferred Entity, on the one hand, to IAC or any of its Subsidiaries (other than the Transferred Entities), on the other hand, or (ii) by IAC or any of its Subsidiaries (other than the Transferred Entities), on the one hand, to any Transferred Entity, on the other hand, will be terminated as of the Closing and (B) prior to the Evite Contribution, all intercompany receivables or payables and loans then existing between IAC and its Subsidiaries (other than the Transferred Entities), on the one hand, and the Transferred Subsidiaries, on the other hand, other than immaterial intercompany balances that have arisen from ordinary course, arms’-length commercial transactions since October 31, 2010 (it being understood that such balances shall be reflected on the Closing Date Working Capital Statements and Closing Date Balance Sheets), shall be settled by way of capital contribution, dividend or otherwise and all intercompany arrangements shall be terminated.

Section 6.06.            Cooperation with Respect to Financial Reporting.  Following the Closing and until the third anniversary of the Closing Date, each of IAC, on the one hand, and Liberty and each of the Transferred Entities, on the other hand, shall, and shall cause each of their respective Affiliates (whose cooperation is reasonably necessary) to, reasonably cooperate with the other (at the other’s expense) in connection with the other’s preparation of pro forma and historical financial statements of, or including, the Transferred Businesses as may be required for the other’s filings under the Exchange Act following the Closing (and such information may so be disclosed in such filings).

Section 6.07.            Non-Solicitation.

(a)           IAC agrees that from and after the Closing Date and until the second (2nd) anniversary of the Closing Date, it will not, and will cause its Affiliates not to, without the prior written consent of Liberty, solicit for employment any person who was an employee of any Transferred Entity at the Closing or who was an employee of any Transferred Entity at any point in the twelve (12) months following the Closing; provided, however, that the foregoing provision will not prevent IAC or its Affiliates from soliciting through general solicitations or advertisements not directly or indirectly targeted at such employees.

(b)           Liberty (including each of the Transferred Entities) agrees that from and after the Closing Date and until the second (2nd) anniversary of the Closing Date, it will not, and will cause its Affiliates not to, without the prior written consent of IAC, solicit for employment any person who was an employee of IAC or an Affiliate of IAC at the Closing or who was an employee of IAC or an Affiliate of IAC at any point in the twelve (12) months following the Closing; provided, however, that the foregoing provision will not prevent Liberty or its Affiliates from soliciting through general solicitations or advertisements not directly or indirectly targeted or directed at such employees.

Section 6.08.            Intellectual Property Matters.

The IAC Parties agree to cooperate reasonably with the Company and its Affiliates in connection with the actions necessary to correct the Patent and Trademark Office’s assignment records and the expungement of the erroneous re-assignment with respect to the matters set forth in the asterisked disclosure in Section 4.15(a)(i) of the IAC Disclosure Schedule.

Section 6.09.            Investigation; No Other Representations or Warranties

(a)         The Liberty Parties acknowledge and agree that they (i) have conducted their own independent inquiry and investigation into (including with respect to information, personnel, books and records, facilities, equipment, contracts and other assets they have required to review), and based thereon have formed an independent judgment concerning the Company, the Transferred Businesses, the Transferred Subsidiaries, the Transactions (other than with respect to the IAC Restructuring) and any other rights or obligations to be transferred hereunder or pursuant hereto, (ii) they and their representatives have had full opportunity to meet with the management of the IAC Parties and to discuss the business and assets of the IAC Parties with respect to the Company, the Transferred Businesses, the Transferred Subsidiaries, the Transactions, and any other rights and obligations to be transferred hereunder or pursuant hereto and (iii) they and their representatives have been afforded the opportunity to ask questions of and receive answers from officers and other personnel of the IAC Parties.  Without limiting any representation, warranty, covenant and agreement expressly made by the IAC Parties in this Agreement, the Tax Matters Agreement, the Ancillary Agreements, the IAC Certificate and any schedule or exhibit thereto, the Liberty Parties further acknowledge and agree that the only representations, warranties, covenants, and agreements made by the IAC Parties with respect to the Transactions are the representations, warranties, covenants, and agreements expressly made in this Agreement, the Tax Matters Agreement, the Ancillary Agreements, the IAC Certificate and any schedule or exhibit thereto (if any) and the Liberty Parties have not relied and are not entitled to rely, upon any other representations or other information made or supplied by or on behalf of any IAC Party or by any Affiliate (other than those representations set forth in the Liberty/Diller Agreement) or representative of an IAC Party, including presentations, projections or forecasts, and any other diligence materials delivered to the Liberty Parties, as subsequently updated, supplemented or amended, or any other information, documents or material made available to the Liberty Parties or representatives thereof (whether in the due diligence materials provided to the Liberty Parties or otherwise), including in any “data room,” other management presentations (formal or informal), statements made by the IAC Parties or representatives, Subsidiaries or Affiliates thereof, or in any other form in connection with the Transactions, this Agreement or the Ancillary Agreements (collectively, the “Company Information”), and that none of the Liberty Parties shall have any right arising out of any such representation or Company Information.

(b)        Without limiting any representation, warranty, covenant and agreement expressly made by the Liberty Parties in this Agreement, the Tax Matters Agreement, the Ancillary Agreements, the Liberty Certificate and any schedule or exhibit thereto, the IAC Parties acknowledge and agree that the only representations, warranties, covenants, and agreements made by the Liberty Parties with respect to the Transactions are the representations, warranties, covenants, and agreements expressly made in this Agreement, the Tax Matters Agreement, the Ancillary Agreements, the Liberty Certificate and any schedule or exhibit thereto (if any) and the IAC Parties have not relied and are not entitled to rely, upon any other representations or other information made or supplied by or on behalf of any Liberty Party or by any Affiliate or representative of a Liberty Party, including any information, documents or material made available to the IAC Parties or representatives thereof, including statements made by the Liberty Parties or representatives, Subsidiaries or Affiliates thereof, or in any other form in connection with the Transactions, this Agreement or the Ancillary Agreements (collectively, the “Liberty Information”), and that none of the IAC Parties shall have any right arising out of any such representation or Liberty Information.

ARTICLE VII
SURVIVAL; INDEMNIFICATION

Section 7.01.            Survival.

(a)           The representations and warranties contained in this Agreement (which, it being understood, do not include representations and warranties contained in the Ancillary Agreements, the IAC Certificate, the Liberty Certificate or any other document) shall survive the Closing solely as follows:  (i) the representations and warranties contained in Sections 4.01 (Corporate Existence and Power; Corporate Authorization), 4.04 (Ownership of Company Shares), 4.07 (Ownership of Transferred Subsidiary Interests), 4.20 (Brokers or Finders), 5.01 (Corporate Existence and Power; Corporate Authorization), 5.05 (Liberty IAC Shares), 5.06 (Private Placement) and 5.07 (Brokers or Finders) shall survive indefinitely; (ii) the representations and warranties contained in Section 4.21 (Tax) shall survive the Closing, but solely for purposes of and pursuant to the Tax Matters Agreement as provided therein, (iii) the representations and warranties contained in Section 4.13 (Employee Benefit Plans) shall survive the Closing until the date that is 60 calendar days following the expiration of the statute of limitations applicable to actions with respect thereto (taking into account any applicable extensions); and (iv) all other representations and warranties contained in this Agreement shall survive until the date that is 12 months following the Closing Date.

(b)           The covenants and agreements made by each party in this Agreement shall survive the Closing, unless specified to the contrary herein.

(c)           The foregoing notwithstanding, if written notice of a claim for indemnification has been given pursuant to Section 7.03(a) or (b) hereof prior to the expiration of the applicable survival period, then the party seeking indemnification in respect of such claim shall continue to have the right to be indemnified (to the extent such indemnification is available pursuant hereto) with respect to such indemnification claim until such claim has been satisfied or resolved pursuant to this Article VII (which may include a determination that no indemnification is warranted).

Section 7.02.            Indemnification.

(a)           Subject to this Article VII, from and after the Closing Date IAC hereby indemnifies each Liberty Indemnitee against and agrees to hold each of them harmless (without duplication) from any and all Damages incurred or suffered by any Liberty Indemnitee to the extent arising out of or based upon (i) any representation or warranty of IAC contained in this Agreement (other than any representation or warranty contained in Section 4.21) not being true and correct when made or deemed made or (ii) any breach or nonperformance of any covenant or agreement made or to be performed by IAC pursuant to this Agreement.

(b)           No indemnification by IAC shall be due and payable under Section 7.02(a)(i) in respect of any IAC Basket Breach unless and until the cumulative amount of all Damages arising out of or resulting from all such IAC Basket Breaches exceeds the IAC Basket Amount, whereupon IAC will be obligated to indemnify the Liberty Indemnitees for the cumulative amount of Damages incurred or suffered by the Liberty Indemnitees in excess of the IAC Basket Amount, and only to the extent of such excess.  IAC shall not be obligated to indemnify any Liberty Indemnitee for Damages arising out of or resulting from all IAC Basket Breaches and IAC Capped Breaches under this Agreement in an aggregate amount in excess of the Maximum Amount.  The limitations on indemnification set forth in this Section 7.02(b) shall not be applicable to (x) any IAC Basket Exception Breach (and the Liberty Indemnitees will be entitled to indemnification with respect to any IAC Basket Exception Breach without regard to any IAC Basket Amount or any Maximum Amount) and (y) any claim based upon fraud or knowing misrepresentation.  For purposes of determining the amount of Damages arising from any IAC Basket Breach (but not for purposes of determining whether any such IAC Basket Breach has occurred), the representations and warranties shall be read without giving effect to any limitations or qualifications as to “materiality” (including the words “material” or “materially”) or “Company Material Adverse Effect” set forth therein.

(c)           Subject to this Article VII, from and after the Closing Date the Liberty Parties, jointly and severally, hereby indemnify each IAC Indemnitee against and agree to hold each of them harmless (without duplication) from any and all Damages incurred or suffered by any IAC Indemnitee to the extent arising out of or based upon (i) any representation or warranty of Liberty contained in this Agreement not being true and correct when made or deemed made or (ii) any breach or nonperformance of any covenant or agreement made or to be performed by any Liberty Party pursuant to this Agreement.

(d)           No indemnification by a Liberty Party shall be due and payable under Section 7.02(c)(i) in respect of any Liberty Basket Breach unless and until the cumulative amount of all Damages arising out of or resulting from all such Liberty Basket Breaches exceeds the Liberty Basket Amount, whereupon the Liberty Parties will be obligated to indemnify the IAC Indemnitees for the amount of Damages incurred or suffered by the IAC Indemnitees in excess of the Liberty Basket Amount, and only to the extent of such excess.  The Liberty Parties shall not be obligated to indemnify any IAC Indemnitee for Damages arising out of or resulting from all Liberty Basket Breaches under this Agreement in an aggregate amount in excess of the Maximum Amount.  The limitations on indemnification set forth in this Section 7.02(d) shall not be applicable to (x) any Liberty Basket Exception Breach (and the IAC Indemnitees will be entitled to indemnification with respect to any Liberty Basket Exception Breach without regard to any Liberty Basket Amount or Maximum Amount) and (y) any claim based upon fraud or knowing misrepresentation.  For purposes of determining the amount of Damages arising from any Liberty Basket Breach (but not for purposes of determining whether any such Liberty Basket Breach has occurred), the representations and warranties shall be read without giving effect to any limitations or qualifications as to “materiality” (including the words “material” and “materially”) or “material adverse effect” set forth therein.

(e)         Notwithstanding anything to the contrary set forth herein, if the Liberty Parties have complied in all material respects with their obligations under the Liberty/Diller Agreement, Section 7.02(c) hereof shall not obligate the Liberty Parties to indemnify the IAC Indemnitees with respect to any Damages arising out of or resulting from any representation or warranty or covenant of Liberty hereunder with respect to the IAC Stock delivered or to be delivered in the Liberty/IAC Stock Exchange not being true and correct when made or deemed made to the extent that (i) the shares with respect to which such representation and warranty is not true and correct or such covenant is breached or not performed are Liberty/Diller Exchange Shares and (ii) the failure of such representation or warranty to be true and correct or the breach or nonperformance of such covenant results from or is otherwise attributable to the failure of a representation or warranty with respect to such shares made by Diller to Liberty in the Liberty/Diller Agreement to be true and correct (such failure, a “Diller Breach”).  In the event that IAC suffers any such Damages, Liberty will assign its rights to a claim against Diller with respect to a Diller Breach under the Liberty/Diller Agreement to IAC.

Section 7.03.            Procedures.

(a)           The Liberty Indemnitee or IAC Indemnitee seeking indemnification under Section 7.02 (the “Indemnified Party”) agrees to give prompt written notice in accordance herewith (the “Claim Notice”) to the party or parties against whom indemnity is sought (the “Indemnifying Party”) of the assertion or discovery of any claim or demand, or the commencement of any suit, action, investigation or proceeding (any such claim, demand, suit, action, investigation or proceeding, a “Claim”) in respect of which indemnity may be sought under such Section (and such notice shall be within fifteen Business Days following the earlier of the Indemnified Party becoming aware of the Claim or receipt by the Indemnified Party of notice of the Claim, or within such reasonably shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim, and include a statement specifying the basis of such Claim) and will provide the Indemnifying Party such information with respect thereto in its possession that the Indemnifying Party may reasonably request; provided, however, that failure to give such notification within the time provided shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure; provided, further, that it is understood that, prior to seeking the indemnification provided hereunder, the Indemnified Party shall provide the Indemnifying Party with a Claim Notice with respect thereto. The Claim Notice shall set forth in reasonable detail (a) the facts and circumstances giving rise to such claim for indemnification, (b) the nature of the Damages suffered or incurred or expected to be suffered or incurred, (c) a reference to the provisions of this Agreement in respect of which such Damages have been suffered or incurred or are expected to be suffered or incurred, (d) the amount of Damages actually suffered or incurred, and, to the extent the Damages have not yet been suffered or incurred, a good faith estimate, to the extent then reasonably estimable, of the amount of Damages that would reasonably be expected to be suffered or incurred and (e) in the case of a third party Claim, in addition to the foregoing, the amount or estimated amount of damages (including any Damages) sought thereunder by such Person, any other remedy sought by such Person, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto).

(b)           In the case of a Claim asserted by a Person not a party hereto (including a Claim that may be asserted by a Governmental Authority), the Indemnifying Party shall have the right, but not the duty, to participate in the defense of any such third party Claim and the Indemnified Party shall be entitled to exercise full control of the defense, compromise or settlement of any such third party Claim unless the Indemnifying Party within a reasonable time after (but no later than twenty Business Days after) receiving the Claim Notice concerning such indemnity claim shall: (i) deliver a written confirmation to such Indemnified Party that, based on the facts then presented being true, the indemnification provisions of Section 7.02 are applicable to such Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such claim pursuant and subject to the terms of this Article VII, (ii) notify such Indemnified Party in writing of the Indemnifying Party’s intention to assume the defense thereof and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Claim.  If the Indemnifying Party assumes such defense and, in the course of defending such Claim or otherwise, discovers that the facts presented at the time the Indemnifying Party confirmed the applicability of the indemnification provisions hereof were not true and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Claim, then the Indemnifying Party shall not be bound by such confirmation.

(c)           If the Indemnifying Party so assumes the defense of any such Claim in accordance herewith, then such Indemnified Party shall cooperate with the Indemnifying Party in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof.  If the Indemnifying Party so assumes the defense of any such Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control in any manner) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be at the sole expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, or (ii) such Indemnified Party shall have been advised by its regular outside counsel that there are likely to be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party or that a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such action would reasonably be expected (in which case the Indemnifying Party shall not have the right to control the defense, compromise or settlement of such action on behalf of the Indemnified Party), and in any such case described in clauses (i) or (ii) the reasonable fees and expenses of one such separate counsel, and one local counsel, if necessary for the effective defense of the Claim, (each reasonably satisfactory to the Indemnifying Party) for all Indemnified Parties shall be borne by the Indemnifying Party.  No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such action for which it is entitled to indemnification hereunder without the prior consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed, unless the Indemnifying Party shall have failed, after reasonable notice thereof, to undertake control of such action in the manner provided above in this Section 7.03 to the extent the Indemnifying Party was entitled to do so pursuant to this Section 7.03.  The Indemnifying Party shall not, without the consent of such Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such Claim (x) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party or (y) that does not include as an unconditional term thereof the giving to such Indemnified Party by the claimant, the party conducting such investigation, plaintiff or petitioner of a release from all liability with respect to such Claim

(d)           The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a third party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 7.04.            Exclusivity.  Following the Closing, except in the case of (i) common law fraud and (ii) with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available (and in such cases, this exception shall apply only with respect to such remedies), the sole and exclusive remedy of the parties with respect to any and all claims arising from any breach of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII or the Tax Matters Agreement; provided, however, that except with respect to any Taxes solely arising out of or based upon any representation or warranty contained in Section 4.13 not being true and correct when made, the rights and obligations of the parties with respect to indemnification for Taxes (including any Taxes arising out of or based upon any representation or warranty contained in Section 4.21 not being true and correct when made or deemed made) and the procedures relating thereto shall be governed exclusively by the Tax Matters Agreement, and the provisions of this Article VII (other than Section 7.05) shall not apply.

Section 7.05.            Additional Limitations and Adjustments.

(a)           In the event of any Damage in respect of which an Indemnified Party asserts an indemnification claim, the Indemnified Party shall take commercially reasonable measures to mitigate the consequences of such Damage.

(b)           No Indemnified Party shall be entitled to any indemnification to the extent that the cost or benefit related to such Damage was reflected in or taken into account in the calculation of the Final Working Capital Amount contemplated by this Agreement.

(c)           Any indemnity payment due and payable by the Indemnifying Party under this Agreement shall be net of (and, for the avoidance of doubt, reduced, whether retroactively or otherwise by) any and all third party insurance proceeds and recoveries in respect of third party indemnification obligations actually received by the Indemnified Party thereof in respect of such Damages, whether such proceeds are received before or after indemnity payments are made; provided that such proceeds and recovery will be determined net of the reasonable, out-of-pocket costs and expenses incurred in connection with or otherwise related to prosecuting the claims necessary to obtain such proceeds and recovery.

(d)           Without limiting the foregoing, if any Indemnified Party receives from any Person any amounts in respect of Damages previously paid by the Indemnifying Party or obtains any judgment or award in any litigation relating to such Damages previously paid by the Indemnifying Party, such Indemnified Party shall promptly distribute to the Indemnifying Party all such amounts received, net of all reasonable, out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred in connection with obtaining such amounts, judgments or awards, up to the amount of the payment that the Indemnifying Party had made to the Indemnified Party with respect to such Damages.

(e)           Notwithstanding the provisions of Sections 7.05(c) and (d), an Indemnified Party will not be required to repay or return any amounts paid to it pursuant to Sections 7.05(c) or (d) to the extent that such repayment or return would result in such Indemnified Party receiving less than 100% of the Damage incurred by it in respect of all indemnified claims.  For the avoidance of doubt, Sections 7.05(c) and (d) shall only require an Indemnified Party to repay amounts paid to it by the Indemnifying Party to the extent that such Indemnified Party has received, in the aggregate from all sources, an amount greater than 100% of its Damages, without regard to any basket or maximum amounts specified in Section 7.02, in which case such Indemnified Party is only required to repay any portion of the amounts paid to it by the Indemnifying Party in excess of 100% of its Damages (after giving effect to the netting requirement of Sections 7.05(c) and (d)).

(f)            If an Indemnified Party receives payment from an Indemnifying Party in respect of any Damages, and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim or demand asserted against such Indemnifying Party, such Indemnified Party shall, to the extent permitted by applicable Law, assign such of its rights to proceed against the Potential Contributor as are necessary or desirable to permit such Indemnifying Party to recover from the Potential Contributor the amount of such payment.

(g)           An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

ARTICLE VIII
MISCELLANEOUS

Section 8.01.            Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

if to any of the Liberty Parties, to:	Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Attention: General Counsel
Fax: 720-875-5382

with a copy to:	Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
Attention: Frederick H. McGrath, Esq.
Fax: 212-408-2501

if to any of the IAC Parties, to:	IAC/InterActiveCorp
555 West 18th Street
New York, New York 10011
Attention: General Counsel
Fax: 212-632-9551

with a copy to:	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Pamela S. Seymon, Esq.
Fax: 212-403-2000

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All notices and other communications given to a party in accordance with the provisions of this Agreement shall be deemed to have been given (i) three Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested, (ii) when delivered by hand or transmitted by telecopy (answer back received), if received prior to 5 P.M. on a Business Day, otherwise on the next Business Day or (iii) one Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt requested.

Section 8.02.            No Third-Party Beneficiaries.  Other than as provided in Sections 7.02, 7.03 and 8.05, this Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto.

Section 8.03.            Amendments; Waivers.

(a)           Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.  Any provision of any Exhibit to this Agreement may be amended if, but only if, such amendment is in writing and is signed by each party to this Agreement.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(c)           Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

Section 8.04.            Expenses.  Regardless of whether the Transactions are consummated, except as otherwise expressly provided herein, each of the parties hereto shall pay its own expenses incident to this Agreement, the Ancillary Agreements and the consummation of the Transactions (including legal fees and filing fees); provided, however, that (i) any Transfer Taxes incurred in connection with the Transactions shall be borne as provided in the Tax Matters Agreement; and (ii) the fees payable to the appraisal firm jointly selected by IAC and Liberty shall be shared equally.

Section 8.05.            Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (by merger, consolidation, transfer or otherwise) and permitted assigns.  None of the parties hereto shall be permitted to assign its rights under this Agreement to any Person without the prior written consent of the other parties hereto; provided, however, that Liberty may, upon prior notice to the IAC Parties, assign its rights and obligations hereunder to a wholly-owned Subsidiary of Liberty but no such assignment shall release Liberty from any obligations or liabilities hereunder.

Section 8.06.            Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

Section 8.07.            Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought exclusively in the Delaware Chancery Courts, or, if the Delaware Chancery Courts do not have subject matter jurisdiction, in the state courts of the State of Delaware located in Wilmington, Delaware, or in any other venue required by Delaware Law, or in the federal courts located in the State of Delaware.  Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

Section 8.08.            WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.09.            Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Liberty Parties, on the one hand, or the IAC Parties, on the other hand, whichever is not in breach of this Agreement, will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which it may be entitled at Law or in equity, without the necessity of posting or securing any bond with respect thereto.

Section 8.10.            Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts, all of which shall be considered the same agreement.  Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 8.11.            Interpretation.  When a reference is made in this Agreement to Exhibits, Schedules, Articles or Sections, such reference shall be to an Exhibit, Schedule, Article or Section to this Agreement unless otherwise indicated.  The words “include,” “includes,” “included,” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The words “close of business” shall be deemed to mean 5:00  P.M., New York City time, on the date specified.  The words “hereof,” “herein,” “hereby,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” shall refer to the date of this Agreement.  The term “or” is not exclusive and means “and/or” unless the context in which such phrase is used shall dictate otherwise. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other such thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Any reference in this Agreement to a Person shall be deemed to be a reference to such Person and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all its assets.

Section 8.12.            Captions.  The table of contents and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 8.13.            Disclosure Schedules.  When a reference is made in this Agreement to a party’s Disclosure Schedule, such reference shall be to the Disclosure Schedule delivered or deemed delivered herewith on the date hereof by the appropriate party, and not to any supplement to, or change or modification of, such Disclosure Schedule.

Section 8.14.            Entire Agreement.  This Agreement (including the Schedules and Exhibits attached hereto or delivered in connection herewith), the Ancillary Agreements, the Liberty Certificate, the IAC Certificate and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the matters covered hereby and thereby (with it being understood that Liberty and Diller have separately entered into the Liberty/Diller Agreement), and all written or oral agreements, representations, warranties or covenants previously existing between the parties (other than, for the avoidance of doubt, the Liberty/Diller Agreement) with respect to such subject matter are cancelled and are not part of this Agreement, the Ancillary Agreements, the Liberty Certificate, the IAC Certificate or the Confidentiality Agreement.

Section 8.15.            Publicity; Public Announcements.  Liberty and IAC will reasonably cooperate with each other in connection with the issuance of mutually acceptable press releases to be issued on or promptly after the date of execution hereof announcing the execution of this Agreement. Each of Liberty and IAC agrees not to, and to cause each of their respective Affiliates not to, issue, or cause or permit to be issued, any press release or other public statement regarding this Agreement or the Transactions without the prior written consent of the other, except, if, in the reasonable judgment of the party seeking to make disclosure, such release or statement is required by applicable Law (including the rules and regulations of the United States Securities and Exchange Commission) or by any securities exchange or association on which such Person’s securities are listed or traded (including pursuant to any listing agreement), in which case the party required to make the release or announcement shall, to the extent practicable, provide the other party a reasonable opportunity to comment on such release or announcement (so as to confirm the accuracy of any statements therein regarding such other party, among other things) and shall consider in good faith any such timely comments made.

Section 8.16.            Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible; provided, however, that in the absence of an agreement as to how to modify this Agreement, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto, and such invalid, void or unenforceable provision of this Agreement shall be replaced with a valid and enforceable provision that will achieve, to the fullest extent possible, the economic, business and other purposes of such severed provision.

Section 8.17.            No Strict Construction.  The Liberty Parties and the IAC Parties each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LIBERTY PARTIES:

LIBERTY MEDIA CORPORATION

By:	/s/ Michael Zeisser
	Name:	Michael Zeisser
	Title:	Senior Vice President

LIBERTY USA HOLDINGS, LLC

By:	/s/ Michael Zeisser
	Name:	Michael Zeisser
	Title:	Senior Vice President

IAC PARTIES

IAC/INTERACTIVECORP

By:	/s/ Gregg Winiarski
	Name:	Gregg Winiarski
	Title:	Senior Vice President and General Counsel

CELEBRATE INTERACTIVE, INC.

By:	/s/ Gregg Winiarski
	Name:	Gregg Winiarski
	Title:	Vice President